                                                                  EXHIBIT 99.1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                   FORM 10-K


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
         For Fiscal Year Ended DECEMBER 31, 1993

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
         For the transition period from                 to
                                        ---------------    -------------
                         Commission file number 0-17649

                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

          GEORGIA                                           58-1759505
(State or other jurisdiction of                    (Employer Identification No.)
incorporation or organization)


          TURNER MCCALL BOULEVARD AT FIFTH AVENUE, ROME, GEORGIA 30161
             (Address and zip code of principal executive offices)

                                 (706) 291-1000
              (Registrant's telephone number, including area code)

                                  ------------

       Securities registered pursuant to section 12(b) of the Act:  None

       Securities registered pursuant to section 12(g) of the Act:  None

                         Common Stock, $1.00 par value
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes  X       No
                                  ---         ---

State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

       $ 15,397,998             March 18, 1994
       ------------             --------------
       Market Value                  Date

Indicate the number of shares outstanding of each of the registrant's classes of common stock as of March 18, 1994.

                                    699,909

                      DOCUMENTS INCORPORATED BY REFERENCE


Articles of Incorporation incorporated into Part IV, Item 14

By-Laws incorporated into Part IV, Item 14

Specimen Stock Certificate incorporated into Part IV, Item 14

Lease Agreement between Grace M. Dempsey and First Rome Bank incorporated into
 Part IV, Item 14

                                     PART I

Item 1.  Business.

         General.

         First Community Bancshares, Inc. (the "Company") is a bank holding company which was incorporated under the laws of the State of Georgia on August 18, 1987. On July 13, 1988, the Company acquired 100% ownership of First Rome Bank (the "Bank"). The Bank is a state chartered community bank under the Financial Institutions Code of Georgia which commenced business on October 3, 1988.

         Except for activities related to being the holding company of the Bank and investing the balance of the Company's funds, the Company does not anticipate engaging in any other business activity in the near future.

         The Bank, which opened for business on October 3, 1988, engages in a commercial banking business. The Bank accepts checking and savings deposits, makes a full range of commercial, consumer/installment and real estate loans, and provides customary banking services. The Bank does not own a data processing system; rather, it has arranged for such services through an independent service bureau.

         Services

         The Bank offers a wide range of commercial banking services to individuals and business concerns located in and around its primary service area. These services include personal and business checking accounts and savings accounts (including interest-bearing negotiable order of withdrawal ("NOW") accounts and/or accounts combining checking and savings accounts with automatic transfers) and time certificates of deposit. The interest paid on time and savings deposits may be up to the maximum permitted by law or regulation. The Bank also offers night depository, instant banker/teller and banking by-mail services and sells travelers' checks (issued by an independent entity) and cashier's checks. In addition, it provides note and collection services, discount brokerage services, credit card services, and direct deposit of social security and other government checks. While the Bank's Charter authorizes it to offer trust and fiduciary services, the Bank does not presently offer those services, but instead relies on trust and fiduciary services offered by its correspondent banks until the Bank determines that it can profitably offer such services directly.

         The Bank engages in a full complement of lending activities, including commercial, consumer, real estate and small business administration loans, with particular emphasis on short and medium term obligations. Commercial lending activities are directed principally at businesses and entities whose demand for funds fall within the Bank's lending limits, such as small to medium sized professional firms, retail and wholesale outlets, light industry and manufacturing concerns, and churches. Consumer lending is oriented primarily to the needs of the Bank's customers, with an emphasis on automobile financing. Consumer loans also include loans for boats, home improvements, debt consolidation, and other personal needs. Real estate loans include short term loans and construction loans.

         Primary Service Area.

         The Bank's principal office is located at the intersection of Turner McCall Boulevard and Fifth Avenue, Rome, Floyd County, Georgia. The Bank also has a banking facility at 2459 Shorter Avenue, Rome, Floyd County, Georgia which was opened in July, 1990. The Bank attracts approximately 75% of its business from Floyd County, the Bank's primary service area. According to a Census Bureau estimate, this area contained approximately 82,900 persons as of December, 1991. Per capita income was approximately $16,062 as of December, 1990 according to a Bureau of Economic Analysis estimate. The area includes residential developments, neighborhood shopping centers, business and professional offices, manufacturing and other commercial concerns. The Bank also seeks deposit and loan business from outside its primary service area.

         Sources of Busines.

         Management seeks to obtain market penetration from the services referred to above and through the personal solicitation by the Bank's officers, directors and shareholders. The Bank employees officers who have experience in lending in the Bank's primary service area and who are familiar with the loan and deposit demand within the market. All officers are responsible for making regular calls on potential customers to solicit business and on existing customers to obtain referrals. Promotional efforts are directed toward individuals and toward small to medium sized businesses. The Bank's customers are able to deal with bankers who have commercial loan experience, lending authority and the time to serve their banking needs quickly and competently. Bankers are assigned to customers and not transferred from office to office as in many major chain or regional banks. In order to expedite decisions on lending transactions, the Bank's Loan Committee meets on a regular basis and is available for special meetings where immediate authorization is important to the customer.

         The risk of non payment or deferred payment of loans is inherent in commercial banking. The Bank's marketing focus on small to medium sized businesses, however, may involve certain lending risks not inherent in loans to larger companies. Small companies may have shorter operating histories, less sophisticated internal record keeping and financial planning capabilities, and greater debt-to-equity ratios. Management of the Bank carefully evaluates all loans applicants and attempts to minimize credit risk exposure by use of thorough loan application and approval procedures; however, there can be no assurance that these procedures will significantly reduce such lending risks.

         Competition.

         The banking business in Georgia, generally, and in Rome, Georgia, specifically, where the Bank is located, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks which have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with approximately five other banks and with approximately three savings and loan associations or savings banks which have offices in the Bank's primary service area. The Bank also competes with thrift and loan associations, credit unions, mortgage companies, insurance companies and other lending institutions. Among the advantages certain of these institutions have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets among securities of the highest yield and in geographic regions with greatest demand.

         Many of the major commercial banks operating in the Bank's primary service area offer certain services (such as international banking and trust services) which presently are not being offered directly by the Bank, and such banks, by virtue of their greater capitalization, have substantially higher lending limits than the Bank. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities also compete with the Bank in the acquisition of deposits.

         In order to compete with the other financial institutions in its primary service area, the Bank relies principally upon local promotional activity and personal contacts by its officers, directors, employees and shareholders. The Bank's promotional activities emphasize the advantages of dealing with a locally-owned and headquartered institution attuned to the particular needs of the community. For customers whose loan demands exceed the Bank's lending limit, the Bank attempts to arrange for such loans on a participation basis with its correspondent banks. The Bank also assists customers requiring services not offered by the Bank to obtain these services from its correspondent banks.

         Employee.

         Except for executive officers, the Company does not have any employees.

         The Bank employees 35 persons on a full time basis, of whom 13 are officers of the Bank. The Bank also employs 6 persons on a part-time basis.

         The Bank has a policy of hiring experienced banking personnel in all phases of its operations, and to date the Bank has been successful in its strategy. The Company believes that the strategy has, in turn, assisted the Bank in its business plan.

         The Company and the Bank have adopted a retirement policy which requires the mandatory retirement of employees at the end of the year in which they become 65 and directors at the end of the year in which they become 70. This policy can be changed by affirmative action of the Board.


Item 2.  Properties.

         The Bank owns land consisting of approximately 1.2 acres located at the southeast corner of the intersection of Fifth Avenue and Turner McCall Boulevard, Rome, Floyd County, Georgia, on which the Bank's main office and drive-in tellers are located. The main office building contains approximately 14,300 square feet. The land was purchased at a cost of $638,984 and the main office building, drive-in tellers and other improvements on the land were constructed at a cost of $2,380,213.

         During 1990, the Company purchased additional property diagonally across the intersection from the Bank's main office. The purchase price was $242,500. On this property is a vacant retail building, and currently the Company uses part of this property to supplement employee parking for the Bank. Ultimately, it is expected that this property will house the Bank's operations department which does not require the security that a bank facility requires. During 1993, the Company purchased property adjacent to the vacant property previously purchased by the Company. This property is held for future expansion needs and has a purchase price of $52,996. The Company owns equipment and furniture which was purchased at a total cost of $867,942.

         The Bank has acquired a ground lease on property located at 2459 Shorter Avenue, Rome, Floyd County, Georgia on which the Bank has established a limited service facility. The ground lease provides for an initial term of five years, at a rental amount of $442 per month, and the ground lease also provides for an option to the Bank for five renewal terms of five years each at monthly rental amounts which increase approximately 27.5% over the previous term. The facility at this location presently is operated out of a modified bank trailer, the rent for which is $2,000 per month. The facility began operations in July, 1990. The modifications to the new bank trailer, site improvements, and other land and improvement costs associated with establishing this facility totalled approximately $256,000. The Bank also intends to construct a permanent building at this location during the initial term of the lease.


Item 3.  Legal Proceedings.

         There are no known material pending legal proceedings to which the Company and/or the Bank is a party or to which any of their properties are subject. No such legal proceedings against the Company or the Bank were terminated during the fourth quarter of 1993.


Item 4.  Submission of Matters to a Vote of Securities Holders.

         No matters were submitted during the fourth quarter of 1993 to a vote of security holders, through the solicitation of proxies or otherwise.

                                    PART II

Item 5. Market for the Registrant's Common Stock and Related Security Holders Matters.

         General.

         The Company's authorized capital consists of Preferred Stock, $1.00 par value (5,000,000 shares authorized), and Common Stock, $1.00 par value (5,000,000 shares authorized). As of March 18, 1994, 699,909 shares of the Company's Common Stock were issued and outstanding. As of March 18, 1994, the Company had approximately 720 shareholders of record.

         Market.

         There is currently no established public trading market for the Company's Common Stock. There has only been sporadic trading of the Company's Common Stock. During 1991, Morgan Keegan & Company, Inc. became a "market maker" for the Company's Common Stock on a best efforts basis. The most recent price involved in any trading on the Company's Common Stock, known to Management, is $22.00 per share. On December 31, 1989, the Company completed a public offering of its Common Stock. The purchase price to existing shareholders for the Common Stock for the first 45 days of that offering was $10.50 per share, and the purchase price to the public for the Common Stock in that offering was $11.00 per share.

         Dividend Policy.

         The Company paid a stock dividend on January 15, 1993 of one share for each ten shares held by stockholders of record date December 16, 1992. Cash dividends will be paid for all fractional shares.

         During 1993, the Company declared cash dividends on a quarterly basis with a fourth quarter dividends payable of $111,984 payable at year end. No assurance can be given that the Bank's earnings will permit the payment of any dividends to the Company. Approval of the Georgia Department of Banking and Finance ("DBF") is required prior to payment of dividends by the Bank under certain circumstances. Pursuant to regulations adopted by the DBF, the Bank must have the approval of the Commissioner of the DBF to pay cash dividends, unless at the time of such payment (i) the total classified assets at the most recent examination of the Bank do not exceed 80% of the Bank's equity capital and reserves as reflected by such examination; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes, but before dividends, for the previous calendar year; and (iii) the ratio of the Bank's equity capital and reserves to adjusted total assets is not less than 6%. In addition, the DBF (i) has prohibited the payment of any dividends by the Bank unless and until the Company and the Bank have become cumulatively profitable on a consolidated basis and (ii) has required that the Bank maintain a capital-to-asset ratio of not less than 8% during the first three years of operation.

Item 6.  Selected Financial Data.

         The selected historical financial data as of December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992 and December 31, 1993 presented below have been derived from the audited consolidated financial statements of the Company and the Bank.

   STATEMENT OF INCOME (LOSS) DATE                       1993              1992              1991            1990          1989
     Interest income                                $ 8,057,579       $ 7,246,489       $ 6,189,133     $ 4,658,050   $ 2,652,710
     Interest expense                                 3,804,641         3,743,132         3,595,160       2,783,435     1,692,570
                                                    -----------       -----------       -----------     -----------   -----------
       Net interest income                            4,252,938         3,503,357         2,593,973       1,874,615       960,140
     Provision for loan losses                          168,000           430,800           278,700         212,666       128,030
                                                    -----------       -----------       -----------     -----------   -----------
     Net interest income after provision for loan
      losses                                          4,084,938         3,072,557         2,315,273       1,661,949       832,110
     Other income                                       984,606           924,524           613,899         313,932       153,647
     Other expense                                   (2,691,475)       (2,348,015)       (1,833,034)     (1,439,873)   (1,043,634)
                                                    -----------       -----------       -----------     -----------   -----------

       Net income (loss) before income tax expense
        and extraordinary item                        2,378,069         1,649,066         1,096,138         536,008       (57,877)

     Income tax expense                                 670,409           457,738           320,225         201,048           - -
                                                    -----------       -----------       -----------     -----------   -----------
       Net income (loss) before extraordinary item    1,707,660         1,191,328           775,913         334,960       (57,877)

     Extraordinary item                                     - -               - -               - -          64,239           - -
                                                    -----------       -----------       -----------     -----------   -----------
       Net income (loss)                            $ 1,707,660       $ 1,191,328       $   775,913     $   399,199   $   (57,877)
                                                    ===========       ===========       ===========     ===========   ===========


   PER SHARE DATA:
       Net income (loss) before extraordinary item  $      2.44       $      1.87       $      1.19     $       .58   $      (.11)
     Extraordinary item                                     - -               - -               - -             .11           - -
                                                    -----------       -----------       -----------     -----------   -----------
       Net income (loss)                            $      2.44       $      1.87       $      1.19     $       .69   $      (.11)
                                                    ===========       ===========       ===========     ===========   ===========
     Weighted average number of shares
      outstanding                                       699,909           699,909           651,092         580,433       527,090
     Book value (1)                                 $     13.69       $     11.83       $     10.18     $      9.92   $      9.18

 BALANCE SHEET DATA (2):                           1993           1992           1991            1990            1989
   Investment securities                      $ 46,484,418    $35,654,128   $ 20,684,393    $ 13,816,973    $ 10,925,929
   Loans, net                                   67,426,335     53,495,126     44,847,230      35,002,244      17,034,696
   Total earning assets                        115,724,496     90,174,506     66,131,205      50,055,561      31,310,029
   Total assets                                126,079,918     98,253,508     72,534,201      56,968,933      36,246,941
   Allowance for loan losses                     1,113,743        970,090        584,298         353,615         172,000
   Total deposits                              113,864,710     87,790,502     62,891,454      49,231,689      30,524 036
   Total stockholders' equity                    9,583,818      8,282,692     7,017,548        5,767,451       5,133,252

 SELECTED RATIOS (2)

   Allowance for loan losses to total loans            1.62%         1.78%           1.29%          1.00%           1.00%
   Total stockholders' equity to total assets      7.60%         8.43%           9.67%         10.12%          14.16%

(1) Based on total shares outstanding at December 31, 1993, 1992, 1991, 1990, and 1989

(2)  Based on balances outstanding at December 31, 1993, 1992, 1991, 1990 and
     1989

NOTE: The above information should be read in conjunction with the audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth elsewhere herein.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Results of Operation.

         The Bank opened for business on October 3, 1988. Since opening for business, the Bank's deposits have consistently increased and have exceeded Management's expectations. As of December 31, 1993, the Bank had deposits of $113,864,710 as compared to $87,790,502 at December 31, 1992, and $62,891,454
at December 31, 1991. The increase in deposits between December 31, 1992 and December 31, 1993 was 30%, and the increase in deposits between December 31, 1991 and December 31, 1992 was 40%.

         Initially Management engaged in a strategy to increase the assets of the Bank by offering premium rates for deposits so long as those deposits could be invested in investments or loans which cover the incremental cost of the deposit and make a contribution to the fixed expenses of the Bank. Management has now abandoned that strategy, and anticipates that its deposits will continue to increase based upon service and customer satisfaction rather than price.

         The following tabular information relates to the Bank's deposits during 1993, 1992 and 1991.


                       -----------------------------------------

                                          1993

                       -----------------------------------------

                                                 12-31-93
                                                Approximate                                        % Of Total
                                                  Average             Interest           Rate        Average
                                                  Balance               Paid               %         Deposits
Interest-Bearing Demand:
  NOW & MM                                      $37,922,000           $ 1,220,980        3.2%           38%
  Savings                                         7,447,000               229,034        3.1%            8%
Time:
  Deposits                                       44,369,000             2,366,203        5.3%           45%
Non-Interest Bearing:
  Deposits                                        9,601,000                              0.0%            9%
                                                -----------                                            ----

Total Average                                   $99,339,000                                            100%
                                                ===========                                            ====

                   -----------------------------------------

                                     1992

                   -----------------------------------------

<Caption.
                                                  12-31-92
                                                 Approximate                                        % Of Total
                                                   Average             Interest          Rate         Average
                                                   Balance               Paid              %          Deposits
 Interest-Bearing Demand:
   NOW & MM                                      $32,022,000           $1,279,987         4.0%           39%
   Savings                                         7,014,000              281,794         4.0%            9%
 Time:
   Deposits                                       35,705,000            2,166,344         6.1%           44%
 Non-Interest Bearing:
   Deposits                                        6,684,000                              0.0%            8%
                                                 -----------                                            ----

 Total Average                                   $81,425,000                                            100%
                                                 ===========                                            ====



                       -----------------------------------------

                                          1991

                       -----------------------------------------

                                                 12-31-91
                                                Approximate                                        % Of Total
                                                  Average             Interest           Rate        Average
                                                  Balance               Paid               %         Deposits
Interest-Bearing Demand:
  NOW & MM                                      $22,117,000           $1,230,786         5.6%           38%
  Savings                                           806,000               43,090         5.3%            1%
Time:
  Deposits                                       30,558,000            2,282,185         7.5%           52%
Non-Interest Bearing:
  Deposits                                        5,085,000                              0.0%            9%
                                                -----------                                            ----

Total Average                                   $58,566,000                                            100%
                                                ===========                                            ====

At December 31, 1993, approximately 5.46% of the Bank's deposits were comprised of certificates of deposits in excess of $100,000 as compared to 5.81% at December 31, 1992 and 5.91% at December 31, 1991. Such certificates of deposits at December 31, 1993 had the following characteristics:

                                                                                  One Year
                                     Three Months          Three Months  to One      to                Total Jumbo/
  Approximate jumbo                    or Less             Year                  Five Years              Deposits
   certificates
   $100,000 or larger                $ 1,206,000           $ 2,021,000           $ 2,994,000           $ 6,221,000

  Percent of total
   deposits                              1.06%                 1.78%                 2.63%                 5.46%

         Those deposits were reinvested in interest-earning assets which covered the cost of the deposit and made a contribution to the non-interest expense. Moreover, as these certificates of deposits mature, Management does not anticipate that liquidity demands will force Management to alter its strategy.

         The Company's net income has also significantly increased over the past three years. For the year ended December 31, 1993, the Company generated net income of $1,707,660, as compared to net income of $1,191,328 for the year ended December 31, 1992, and net income of $775,913 for the year ended December 31, 1991. With the net income generated by the Company during 1993, the Company's retained earnings as of December 31, 1993 are $864,483.

         The Bank's earnings depend primarily on its net interest income, which is the difference between the interest income it receives from its assets (primarily its loans and other investments) and the interest expense which it pays on its liabilities (its deposits). Net interest income is a function of
(1) the difference between rates of interest earned on its interest-earning assets and rates of interest paid on its interest-bearing liabilities (the "interest-spread") and (2) the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

         Net interest income was $4,252,938 for the year ended December 31, 1993, as compared to $3,503,357 for the year ended December 31, 1992, and $2,593,973 for the year ended December 31, 1991. The following information reflects the interest earned and paid relating to which these net income figures:

                                        12-31-93          Interest                  12-31-92        Interest
                                         Average           Earned       Average      Average         Earned      Average
                                         Balance           (Paid)        Rate        Balance         (Paid)       Rate
 Interest earning assets:

 Federal funds sold                   $  1,912,000      $    53,468      2.80%    $ 1,655,000     $    55,195     3.34%

 Investment securities                  39,508,000        2,349,172      5.95      30,580,000       2,201,487     7.20

 Loans, net                             59,438,000        5,654,939      9.51      49,504,000       4,989,807    10.08
                                      ------------      -----------     -----     -----------     -----------    -----

     Total                            $100,858,000      $ 8,057,579      7.99%    $81,739,000     $ 7,246,489     8.87%
                                      ============      ===========     =====     ===========     ===========    =====


 Interest-bearing liabilities:

 Deposits                             $100,214,000      $(3,788,480)     3.78%    $74,741,000     $(3,728,124)    4.99%

 Other liabilities                       2,004,000          (16,161)      .81         478,000          (15,00)    3.14
                                      ------------      -----------     -----     -----------     -----------    ------


     Total                            $102,218,000                       3.72%    $75,219,000     $ (3,743,13)    4.98%
                                      ============                      =====     ===========     ===========     =====
                                                        $(3,804,641)
                                                        ===========

 Net interest income:                                   $ 4,252,938                               $ 3,503,357
                                                        ===========                               ===========


 Net Interest spread:                                                    4.27%                                    3.89%
                                                                        =====                                    =====

 Net yield on average interest earning
  assets                                                                 4.22%                                    4.29%
                                                                        =====                                    =====

                                         12-31-91         Interest
                                         Average           Earned       Average
                                         Balance           (Paid)       Rate
 Interest earning assets:

 Federal funds sold                   $  1,988,000      $   114,394      5.75%

 Investment securities                  18,949,000        1,539,644      8.13

 Loans, net                             39,783,000        4,535,095     11.40
                                      ------------      -----------     -----

     Total                            $ 60,720,000      $ 6,189,133     10.19%
                                      ============      ===========     =====


 Interest-bearing liabilities:

 Deposits                             $ 53,481,000      $(3,556,061      6.65%

 Other liabilities                         860,000          (39,099)     4.55
                                      ------------      -----------     -----


     Total                            $ 54,341,000      $(3,595,160)     6.62%
                                      ============      ===========     =====



 Net interest income:                                   $ 2,593,973
                                                        ===========


 Net Interest spread:                                                    3.57%
                                                                        =====

 Net yield on average interest earning
  assets                                                                 4.27%
                                                                        =====

    The following information relates to the changes in interest-earning assets and interest-bearing liabilities from 1992 to 1993:

                        ----------------------------------------------

                                          1992 - 1993

                        -----------------------------------------------

                                                            Due to              Due to                 Due to
                                      Change in            Change in           Change in              Change in
                                      Interest              Volume               Rate                Rate/Volume
 Interest-earning
  assets:

 Federal Funds Sold                   $   (1,727)          $   13,200          $    1,500            $    2,000
 Investment Securities                   147,685              729,693             178,271                54,051
 Loans, net                              665,132            1,358,293             267,476                69,656

 Interest-bearing
  liabilities:

 Deposits                                 60,356            1,196,806             377,499               112,119
 Other liabilities                         1,153               10,628               3,165                 1,291

    As reflected above, the Bank's net interest spread increased from 3.57% for the year ended December 31, 1991, to 3.89% for the year ended December 31, 1992, to 4.27% for the year ended December 31, 1993. Generally, the Bank's loan portfolio provides a higher interest rate than its securities portfolio.

    To enhance the Bank's opportunity to invest deposits in loans, Management engages in a loan strategy directed at commercial accounts which seeks to encourage borrowers with satisfactory credit worthiness to transfer their loans from existing financial institutions to the Bank. To encourage the loans, Management is prepared to offer slight discounts in loan processing to the current market and to incur certain closing costs relating to the loan, if the loan is, in the opinion of Management a core commercial loan which is important to the Bank. The Bank may also purchase loans which meet the Bank's credit standards from other institutions.

    To date, the Bank has been successful in this strategy. As of December 31, 1993, net loans were 59.3% of the deposit base, as compared to 60.9% as of December 31, 1992. Management desires a level of net loans equal to approximately 70% of the deposit base.

    The Bank's allowance for loan losses for 1993, 1992 and 1991 were as follows:

                                                                             1993                 1992                1991



                 Balance, beginning of the year                          $  970,090           $  584,298          $  353,615
                                                                         ----------           ----------          ----------
                   Charge offs                                              (38,501)             (58,335)            (61,472)
                   Recoveries                                                14,154               13,327              13,455
                                                                         ----------           ----------          ----------
                 Net charge offs                                            (24,347)             (45,008)            (48,017)
                 Additions charged to
                  operations                                                168,000              430,800             278,700
                                                                         ----------           ----------          ----------
                 Balance, end of the year                                $1,113,743           $  970,090          $  584,298
                                                                         ==========           ==========          ==========
                 Ratio of net charge offs to
                  average net loans o/s                                      .04%                 .09%                .12%


    For the year ended December 31, 1993, the Bank has incurred $38,501 of loan losses as compared to $58,335 for the year ended December 31, 1992 and as compared to $61,472 for the year ended December 31, 1991. As of December 31, 1993, loans past due more than 90 days as to either principal or interest payments totalled $219,975 as compared to $134,873 for the year ended December 31, 1992 and as compared to $138,218 for the year ended December 31, 1991. As of December 31, 1993, loans on non-accrual status totalled $71,766 as compared to $6,329 as of December 31, 1992.

    In compliance with state regulatory authority, the Bank maintains an allowance for loan losses of at least 1% of total loans. As of December 31, 1992, the allowance for loan losses totalled $1,113,743. When a single payment loan is 90 days or more past due, and when an installment loan is 120 days or more past due, it is the policy of the Bank either to place the loan on non-accrual status or charge off the loan. Whether a loan is placed upon non-accrual status or charged off will depend upon the general circumstances surrounding the loan, including the original terms, subsequent agreements or modifications, renewals, collection efforts, collateral value, and the loan officer's recommendations. Notwithstanding the foregoing, a loan will be placed upon non- accrual status if its collection is deemed to be doubtful, and a loan will be charged off if it is deemed to be uncollectible.

    As of December 31, 1993, the Company had cash and cash equivalents (representing cash and due from banks and federal funds sold) of $6,702,723. Thus readily liquid assets were 5.32% of total assets. As of December 31, 1993, the Company's total equity capital amount to $9,583,818 or 7.60% of total assets.

    As of December 31, 1992, the Company had cash and cash equivalents (representing cash and due from banks and federal funds sold) of $3,947,467. Thus readily liquid assets were 4.03% of total assets. As of December 31, 1992, the Company's total equity capital amounted to $8,282,692 or 8.43% of total assets.

    As of December 31, 1991, the Company had cash and cash equivalents (representing cash and due from banks and federal funds sold) of $2,961,219. Thus readily liquid assets were 4.08% of total assets. As of December 31, 1991, the Company's total equity capital amounted to $7,091,364 or 9.77% of total assets.

    During 1991, the Company's non-interest expenses in the form of personnel, equipment, occupancy, and other expenses totalled $1,833,034, while the average interest-earning assets for that period was $60,720,000. During 1992, the Company's non-interest expenses in the form of personnel, equipment, occupancy, and other expenses totalled $2,348,015, while the average interest-earning assets for that period increased to $81,739,000. The interest spread (the difference between the yield on interest-earning assets less the cost of funds) totalled $3,503,357 for 1992 as compared to $2,593,973 for 1991. Interest spread for 1992 was 150% of non-interest expense as compared to an interest spread for 1991 of 142% of non-interest expense.

    During 1993, the sixth year of operations, the Company's non-interest expenses in the form of personnel, equipment, occupancy, and other expenses totalled $2,691,475 while the average interest-earning assets for that period increased to $100,858,000. Moreover, the interest spread totalled $4,252,938 for 1993. Interest spread is now 158% of non-interest expense.

    Non-interest expense to average interest-earning assets was approximately 2.7% in 1993, down from 2.9% in 1992 and 3.0% in 1991. Management expects non-interest expense as a percentage of average interest-earning assets to continue to decrease as the assets invested in interest-earning assets increase and non-interest expenses on an annualized basis remain approximately constant.

    The Bank maintains a staff of 35 full time employees. This level of staffing is necessary in the opinion of Management to provide the level of service expected by the Bank's customers and is sufficient to handle the demands of the Bank. Management believes the personal service which the Bank can offer its customers will continue to result in the growth of the Company.

    The Company's investment in fixed assets (land, building and equipment) totalled $3,750,293 at December 31, 1993, as compared to $3,764,284 at December 31, 1992. As a percentage of total assets, fixed assets comprised approximately 3.0% of the Company's total assets at year end 1992, down from approximately 3.8% at year end 1992. Management expects the percentage of assets invested in fixed assets to decline as the Bank's other assets increase.

    Because the Company had taxable income for the year ended December 31, 1993, federal income taxes of $670,409 have been provided for as of that year end. Also, the Company had taxable income for the year ended December 31, 1992 and federal income taxes of $457,738 were provided.

    As of December 31, 1993, the Company had assets of $126,079,918. This is an increase of $27,826,410 from December 31, 1992, when the Company had assets of $98,253,508. Assets as of December 31, 1991 were $72,608,017.

    The Company's average assets during 1993 totalled $110,156,000, and it's average equity during 1993 totalled $7,400,000. The Company's 1993 Return on Average Assets Ratio ($1,707,660/$110,156,000) was 1.55%. The Company's 1993
Return on Average Equity Ratio ($1,707,660/$7,400,000) was 23.08%. The Company's 1993 Average Equity to Average Assets Ratio ($7,400,000/$110,156,000) was 6.72%.

    The Company's average assets during 1992 totalled $89,536,000, and it's average equity during 1992 totalled $6,198,000. The Company's 1992 Return on Average Assets Ratio ($1,191,328/$89,536,000) was 1.33%. The Company's 1992
Return on Average Equity Ratio ($1,191,328/$6,198,000) was 19.22%. The Company's 1992 Average Equity to Average Assets Ratio ($6,198,000/$92,204,000) was 6.72%.

    The Company's average assets during 1991 totalled $66,961,000, and it's average equity during 1991 totalled $6,234,000. The Company's 1991 Return on Average Assets Ratio ($775,913/$66,961,000) was 1.16%. The Company's 1991
Return on Average Equity Ratio ($775,913/$6,234,000) was 12.45%. The Company's 1991 Average Equity to Average Assets Ratio ($6,234,000/$66,961,000) was 9.31%.

    Liquidity.

    Prior to the Bank's opening, the Company's and the Bank's liquidity needs were met by loans to the organizers, and after completion of the Company's initial offering, by interest from the invested proceeds. The proceeds generated sufficient interest income to fund pre-opening expenses. Since the Bank's opening, it has had sufficient liquidity to fund its capital expenditures and losses from its operations.

    As of December 31, 1993, the Company's assets totalled $126,079,918. At this level, the Company anticipates that profitability will be maintained. Even if losses are incurred, however, the Company believes that it has sufficient liquidity to fund any future losses without impairing the Bank's or the Company's liquidity.

    On December 31, 1989, the Company completed a stock offering with subscriptions for 58,179 shares of the Company's Common Stock which raised $615,154. Also, during 1990 and 1991, respectively, 12,500 and 54,800 stock warrants held by certain directors or their affiliates were exercised and 67,300 shares of the Company's Common Stock were correspondingly issued at $10.00 per share. It is anticipated that these proceeds would be available to meet any future liquidity needs of the Bank by either additional investments by the Company in the capital of the Bank or the purchase by the Company of the Bank's fixed assets, such as land and building. In the interim, these funds enhance the Company's liquidity. The Bank's liquidity needs are also addressed by the Bank's asset management policy.

    Asset Management.

    The Bank's asset management policy seeks to maximize the yield on interest earning assets consistent with sound banking practices concerning liquidity as well as risk and anticipated changes in the local and national economy. The Bank's interest-earning assets consist of the loan and securities portfolios. As of December 31, 1993, December 31, 1992 and December 31, 1991, the Bank's loan portfolio consisted of the following asset categories:

                -----------------------------------------------

                        Approximate Amounts and Percent

                -----------------------------------------------


                                                      ----------

                                                         1993

                                                      ----------
                                                                 % of
                                                12-31-93       Portfolio
                                             -----------------------------
               Commercial                     $15,803,000          23%
               Real Estate                     30,730,000          45
               Consumer installment            19,428,000          28
               Other                            2,663,000           4
                                              -----------         ---

                 Total loans, gross           $68,624,000         100%
                                              ===========         ===

                -----------------------------------------------

                        Approximate Amounts and Percent

                -----------------------------------------------

                                                      ----------

                                                         1992

                                                      ----------
                                                                   % of
                                                 12-31-92       Portfolio
                                               ----------------------------
                Commercial                     $ 12,701,000         23%
                Real Estate                      24,164,000         44
                Consumer installment             16,476,000         30
                Other                             1,194,000          3
                                               ------------        ---

                  Total loans, gross           $ 54,535,000        100%
                                               ============        ===




                                                      ----------

                                                         1991

                                                      ----------

                                                                  % of
                                                 12-31-91       Portfolio
                                              ----------------------------
               Commercial                     $ 13,012,000         29%
               Real Estate                      18,296,000         40
               Consumer installment             13,221,000         29
               Other                               941,000          2
                                              ------------        ---

                 Total loans, gross           $ 45,470,000        100%
                                              ============        ===

         An inherent part of asset management is the Bank's asset-liability policy which is designed to protect the Bank against rapid swings in interest rates, while also providing a tool to predict future liquidity needs. The policy seeks to match Bank assets (loans and securities) with deposits in approximately the same term and the same amount.

At December 31, 1993, the Bank's loan portfolio had the following maturity and repricing characteristics:

                                              -----------------------------------

                                                          Maturity

                                              -----------------------------------


                                         1 Year                1 to               Over 5
                                         or Less              5 Years             Years                Total
                                                                      <C
 Fixed rate loans                     $20,740,000          $33,651,000         $   120,000          $54,511,000

 Adjustable rate loans with
  repricing quarterly or more
  frequently                           14,034,000                      - -                - -        14,034,000
                                      -----------          ---------------     --------------       -----------

 Total loans, net of unearned
  interest                            $34,774,000          $33,651,000         $   120,000          $68,545,000
                                      ===========          ===========         ===========          ===========


         Very few commercial loans, whether or not principally secured by real estate, have a fixed rate of interest which does not mature within 36 months. The majority of loans at fixed rates of interest with a maturity beyond 36 months are consumer loans which generally yield a higher return than the commercial loan portfolio.

         The balance of the Bank's investable funds are invested in its securities portfolio composed primarily of securities of the United States government and its agencies or the State of Georgia and its agencies and municipalities, and of other short-term money market instruments, including the sale of federal funds to other banks. In order to maximize yields, the Bank's investment policy provides for investment in taxable securities only until such time as the Bank's profitability indicates a higher tax-affected yield in non-taxable securities. As of December 31, 1993, the Bank's securities portfolio had the following maturity characteristics:

                                              -----------------------------------

                                                          Maturity

                                              -----------------------------------


                                                                                                      Total
 Type of                                1 Year                 1 to               Over 5            Securities
 Securities                             or Less               5 Years              Year             (Rounded)
 ----------                           -----------          ------------        ------------         ----------
 Investment and
  mortgage-backed and
  related securities                  $19,698,000          $23,235,000         $ 3,552,000          $46,485,000

         The Bank's investment policy provides for a portfolio divided amount issues purchased to meet one or more of the following objectives: (1) to complement strategies developed is asset management, including desired liquidity levels; (2) to maximize after tax income from funds not needed for day-to-day operations and loan demand; and (3) to provide collateral necessary for the acceptance of public funds.

         The policy is designed to allow the Bank to deal with seasonal deposit fluctuations and to provide for basic liquidity consistent with the Bank's loan demand. When possible, maturities will match anticipated liquidity demands. Longer term securities may be selected for a combination of yield and exemption from federal income taxation when appropriate. The policy requires that issues be rated at least "A" by Moody's or "AA" by Standard & Poor's; except that obligations of political subdivisions of Georgia with an "A" rating may also be acquired. Non-rated issues may also be acquired, subject to legal limitations, when actual knowledge of the circumstances surrounding the issuing entity allows objective analysis of the entity's credit worthiness. Obligations which have been pre-funded and escrowed with the United States Government or any agency thereof shall also be eligible for acquisition regardless of rating.

         As the Bank's securities portfolio matures, Management will invest the proceeds in additional loans or new securities.


Item 8.  Financial Statement and Supplementary Data.

         The following financial statements are provided for the Company as required by Item 8.

Independent Auditor's Report of Read, Martin, Slickman & Sheats

Consolidated Balance Sheets as of December 31, 1993 and December 31, 1992

Consolidated Statements of Income for the Years Ended December 31, 1993, December 31, 1992, and December 31, 1991

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993, December 31, 1992, and December 31, 1991

Consolidated Statement of Cash Flows for the Years Ended December 31, 1993, December 31, 1992, and December 31, 1991

Notes to Consolidated Financial Statements

Independent Auditor's Report on Supplementary Data

Schedules of Equipment Expense

Schedules of Occupancy Expense

Schedules of Other Operating Expenses

                         INDEPENDENT AUDITOR'S REPORT




The Board of Directors
First Community Bancshares, Inc.
  and Subsidiary
Rome, Georgia


        We have audited the accompanying consolidated balance sheets of First Community Bancshares, Inc. and Subsidiary as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Audit includes examining, on a test basis, evidence supporting the amounts and disclosures in' the consolidated financial statements. Also audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits Provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bancshares, Inc. and Subsidiary as of December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

        As we discussed in Note 11 to the consolidated financial statements, the Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", and SFAS 109, "Accounting for Income Taxes" as of December 31, 1993 and, accordingly, restated prior year's income where applicable.


Rome, Georgia

January 31, 1994, except for Note 15, Subsequent Events, as to which the date is March 18, 1994

               FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                                ROME, GEORGIA
                         CONSOLIDATED BALANCE SHEETS
                          December 31, 1993 and 1992


                    ASSETS                                1993           1992
                                                                      (Note 11)
Cash and due from banks                               $  6,002,723    $  3,647,467
Federal funds sold                                         700,000         300,000
Investment securities, at market value
 for 1993 and cost for 1992 with a
 market value of $22,156,083 (Note 2)                   35,851,669      21,562,177
Mortgage-backed and related securities,
 at market value for 1993 and cost for
 1992 with a market value of $13,889,584
 (Note 2)                                               10,632,749      14,091,951
Loans, less allowance for loan losses
 of $1,113,743 and $970,090,
 respectively (Note 3)                                  67,426,335      53,495,126
Foreclosed real estate                                      42,673          42,673
Office buildings and equipment, net
 (Note 4)                                                3,750,293       3,764,284
Accrued interest receivable                              1,360,292       1,063,698
Deferred income taxes (Note 10)                            231,356         208,871
Other assets                                                81,828          77,261
                                                      ------------    ------------
                                                      $126,079,918    $ 98,253,508
                                                      ============    ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

LIABILITIES AND STOCKHOLDERS' EQUITY                      1993             1992
                                                        (Note 11)
Deposits:
  Noninterest-bearing demand                          $ 13,835,098    $  8,394,966
  Interest-bearing demand                               46,543,101      29,871,671
  Savings                                                6,331,058       9,038,517
  Time, $100,000 and over (Note 5)                       6,221,838       5,103,257
  Other time (Note 5)                                   40,933,615      35,382,091
Other borrowed funds (Note 6)                            1,012,767         719,393
Accrued income taxes                                        47,948          74,082
Dividends payable                                          111,984              --
Deferred income taxes (Note 10)                             59,476          43,011
Accrued interest and other liabilities                   1,399,215       1,343,828
                                                      ------------     -----------
       Total liabilities                               116,496,100      89,970,816
                                                      ------------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES
  (Note 7)

STOCKHOLDERS' EQUITY
  Preferred stock, $1 par value;
   5,000,000 shares authorized; none
   issued                                                       --              --
  Common stock, $1 par value; 5,000,000
   shares authorized; 699,909 in 1993 and
   636,281 in 1992 shares issued and
   outstanding, respectively (Note 8)                      699,909         636,281
  Capital surplus                                        8,007,413       6,180,249
  Unrealized gain on marketable equity
   securities (net of deferred income
   taxes of $8,009)                                         12,013              --
  Retained earnings (Note 9)                               864,483       1,466,162
                                                      ------------     -----------
       Total stockholders' equity                        9,583,818       8,282,692
                                                      ------------     -----------

                                                      $126,079,918    $ 98,253,508
                                                      ============    ============

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1993, 1992 and 1991


                                                1993            1992           1991
                                                             (Note 11)       (Note 11)
Interest income:
 Interest and fees on loans                 $ 5,654,939     $ 4,989,807    $ 4,535,095
 Interest on investment
  securities:
   U.S. Treasury securities                     159,990         278,882        514,576
   Obligations of other U.S.
    government agencies and
    corporations                              1,145,010         982,582        868,222
   Obligations of states and
    political subdivisions                      375,022         325,224         90,054
   Mortgage-backed securities                   669,150         614,799         66,792
 Interest on federal funds sold                  53,468          55,195        114,394
                                            -----------     -----------    -----------
                                              8,057,579       7,246,489      6,189,133
                                            -----------     -----------    -----------
Interest expense:
  Interest on deposits                        3,788,480       3,728,124      3,556,061
  Interest - other                               16,161          15,008         39,099
                                            -----------     -----------    -----------
                                              3,804,641       3,743,132      3,595,160
                                            -----------     -----------    -----------
       Net interest income                    4,252,938       3,503,357      2,593,973

Provision for loan losses                       168,000         430,800        278,700
                                            -----------     -----------    -----------
       Net interest income after
        provision for loan losses             4,084,938       3,072,557      2,315,273
                                            -----------     -----------    -----------
Other income:
 Service charges on deposits                    632,051         480,605        427,792
 Other service charges,
  commissions and fees                          109,286          35,393         32,386
 Gains on sale of securities                    125,306         318,842        103,213
 Other                                          117,963          89,684         50,508
                                            -----------     -----------    -----------
                                                984,606         924,524        613,899
                                            -----------     -----------    -----------
Other expense:
 Salaries and employee benefits               1,168,292         992,454        804,693
 Equipment expense                              255,698         225,372        170,818
 Occupancy expenses                             218,405         169,378        125,866
 Other operating expenses                     1,049,080         960,811        731,657
                                            -----------     -----------    -----------
                                              2,691,475       2,348,015      1,833,034
                                            -----------     -----------    -----------


The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1993, 1992 and 1991


                                                1993            1992           1991
                                                            (Note 11)       (Note 11)
       Net income before income
        tax expense                         $ 2,378,069     $ 1,649,066    $ 1,096,138

Income tax expense (Note 11)                    670,409         549,782        394,041
                                            -----------     -----------    -----------
         Net income                         $ 1,707,660     $ 1,191,328    $   775,913
                                            ===========     ===========    ===========
Earnings per share (Note 1):

         Net income                         $      2.44     $      1.70    $      1.19
                                            ===========     ===========    ===========



The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1993, 1992 and 1991


                                                                                     Unrealized
                                                   COMMON STOCK                       Gain on        Retained
                                                                                     Marketable      Earnings
                                                                         Capital       Equity       (Accumulated
                                                Shares    Par value      Surplus     Securities      Deficit)       Total
Balance, January 1, 1991, as restated
(Note 11)                                        581,481  $  581,481    $5,187,049   $       --    $     (1,079)  $5,767,451

Proceeds from sale of common stock                54,800      54,800       493,200           --              --      548,000

Net income                                            --          --            --           --         775,913      775,913

Balance, January 1, 1992, as restated
 (Note 11)                                       636,281     636,281     5,680,249           --         774,834    7,091,364

Net income, as adjusted (Note 11)                     --          --            --           --       1,191,328    1,191,328

Transfer to surplus                                   --          --       500,000           --        (500,000)          --
                                                 -------  ----------    ----------   ----------    -----------    ----------
Balance, December 31,  1992                      636,281     636,281     6,180,249           --       1,466,162    8,282,692

Net income                                            --          --            --           --       1,707,660    1,707,660

Transfer to surplus                                   --          --     1,000,000           --     (1,000,000)           --

Dividends paid                                        --          --            --           --       (374,443)     (374,443)

Stock dividend                                    63,628      63,628       827,164           --       (890,892)         (100)

Adjustment for SFAS 115 adoption to present
 investment securities at market value, net
 of deferred taxes                                    --          --            --       12,013             --        12,013

Purchase of stock rights                              --          --            --           --        (44,004)      (44,004)
                                                 -------  ----------    ----------   ----------    -----------    ----------
Balance, December 31, 1993                       699,909  $  699,909    $8,007,413   $   12,013    $   864,483    $9,583,818
                                                 =======  ==========    ==========   ==========    ===========    ==========



The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1993, 1992 and 1991


                                                  1993          1992           1991
                                                             (Note 11)      (Note 11)
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net income                                 $  1,707,660  $  1,099,284  $    702,097
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation and amortization                 209,504       140,834       135,214
     Increase (decrease) in
      federal funds purchased                          --      (625,000)      625,000
     Gain on sale of securities                  (125,306)     (318,842)     (103,213)
     Increase in deferred loan
      fees, net                                    22,042        39,878        23,013
     Increase in allowance for
      loan losses, net                            143,653       385,792       230,683
     Increase in accrued interest
      and other assets                           (301,161)     (121,272)     (189,072)
     Increase (decrease) in
      accrued income taxes                        (26,134)     (182,959)      114,341
     Increase (decrease) in
     deferred taxes                                 9,935       (92,044)      (73,816)
     Increase in accrued interest
     and other liabilities                        167,371       250,858       134,578
                                             ------------  ------------  ------------
         Net cash provided by
          operating activities                  1,783,599       668,573     1,672,641
                                             ------------  ------------  ------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Proceeds from sales of
   securities                                  81,498,334    21,930,081    12,114,506
  Purchase of securities                      (92,183,296)  (36,544,031)  (18,901,135)
  Increase in net loans, net                  (14,096,904)   (9,073,566)  (10,141,355
  Purchase of property and
   equipment                                     (205,447)     (963,062)     (467,492)
 Disposal of property and
   equipment                                        9,935            --            --
                                             ------------  ------------  ------------
        Net cash used in investing
         activities                           (24,977,378)  (24,650,578)  (17,395,476)
                                             ------------  ------------  ------------


The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1993, 1992 and 1991


                                                  1993          1992          1991
                                                             (Note 11)     (Note 11)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
   Net increase in deposits                  $ 26,074,208  $ 24,899,048  $ 13,659,765
    Purchase of stock rights                      (44,004)           --            --
    Proceeds from issuance of stock                    --            --       548,000
    Payment of dividends                         (374,543)           --            --
    Repayment of debt                                  --            --       (96,977)
    Increase (decrease) in other
     borrowed funds                               293,374        69,205      (121,536)
                                             ------------  ------------  ------------
          Net cash provided by
           financing activities                25,949,035    24,968,253    13,989,252
                                             ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH,
 CASH EQUIVALENTS AND FEDERAL
 FUNDS SOLD                                  $  2,755,256  $    986,248  $ (1,733,583)

CASH, CASH EQUIVALENTS AND FEDERAL
  FUNDS SOLD AT BEGINNING OF YEAR               3,947,467     2,961,219     4,694,802
                                             ------------  ------------  ------------

CASH, CASH EQUIVALENTS AND FEDERAL
  FUNDS SOLD AT END OF YEAR                  $  6,702,723  $  3,947,467  $  2,961,219
                                             ============  ============  ============




SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
  Interest                                   $  3,804,642  $  3,743,132  $  3,475,166
  Income taxes                               $    562,812  $    732,741  $    273,809

NONCASH TRANSACTIONS:
  Loans transferred to foreclosed
   real estate                               $         --  $         --  $     47,414
  Stock dividend                             $    890,792  $         --  $         --



The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1993, 1992 and 1991



NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES

           Organization:

           First Community Bancshares, Inc. is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary, First Rome Bank, Rome, Georgia. First Community Bancshares, Inc. (the "Company") was organized on August 18, 1987 for the purpose of becoming a holding company for its wholly-owned subsidiary, First Rome Bank (the "Bank"). The Bank received final approval from the State of Georgia Department of Banking -and Finance on September 30, 1988 to operate as a bank. The Bank commenced banking operations on October 3, 1988.

           The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and with general practices within the banking industry.

           Principles of consolidation:

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. Assets held by the Bank in a fiduciary or agency capacity are not assets of the Company and are not included in the consolidated financial statements.

           Investment securities:

           Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES

           Organization:

           First Community Bancshares, Inc. is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary, First Rome Bank, Rome, Georgia. First Community Bancshares, Inc. (the "Company") was organized on August 18, 1987 for the purpose of becoming a holding company for its wholly-owned subsidiary, First Rome Bank (the "Bank"). The Bank received final approval from the State of Georgia Department of Banking and Finance on September 30, 1988 to operate as a bank. The Bank commenced banking operations on October 3, 1988.

           The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and with general practices within the banking industry.

           Principles of consolidation:

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. Assets held by the Bank in a fiduciary or agency capacity are not assets of the Company and are not included in the consolidated financial statements.

           Investment and mortgage-backed securities:

           In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" which the Bank adopted as of December 31, 1993. The effect of Statement 115 is the recognition of changing market values of certain investments in debt and equity securities. The Bank is required to classify for financial statement purposes its investments into one of three categories, 1) trading, 2) available-for-sale, and 3) held-to-maturity. Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES (Continued)

           Investment and mortgage-backed securities: (Continued)

           The Bank has classified for financial statement purposes all its securities as being available-for-sale and held-to-maturity and has reflected its unrealized gains and losses on such securities as of December 31, 1993 as a separate component of stockholders equity, net of income taxes, as required by Statement 115.

           Gains and losses on the sale of investment securities are determined using the specific-identification method.

           Loans:

           Loans are stated at the amount of unpaid principal, reduced by unearned interest, allowance for loan losses and deferred loan fees. Interest on most loans is credited to income on a daily basis, based upon the principal amount outstanding. Interest on some installment loans is credited to income based on the sum-of-the-months-digits method, the results of which are not materially different from generally accepted accounting principles.

           Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest becomes doubtful. Accrual of interest on such loans is resumed when, in management's judgement, the collection of interest and principal becomes probable.

           Allowance for loan losses:

           The allowance for possible loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES (Continued)

           Loan origination fees and discounts:

           Prior to 1990, loan origination fee income was recognized in accordance with the cost-justification method whereby loan fee income recognized approximated loan origination costs.

           Beginning in 1990, the Company prospectively adopted Statement of Financial Accounting Standards No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." This new standard now requires the Company to defer and amortize loan origination fees net of certain direct origination costs. These net deferred fees (or costs) are amortized using the interest method over the lives of the underlying assets adjusted for anticipated prepayment rates.

           Foreclosed real estate:

           Real estate properties acquired through loan foreclosure are initially recorded at the lower of cost or fair market value at the date of foreclosure.

           Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

           Office buildings and equipment:

           Office buildings and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives ranging from five to forty years.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES (Continued)

           Cash flows:

           For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold with an original maturity of three months or less.

           In December, 1989, the FASB issued Statement No. 104, "Statement of Cash Flows - Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions," which permits banks to report in a statement of cash flows net cash receipts and payments for deposits placed and withdrawn and time deposits accepted and repaid and net loans to customers and principal collections on loans. In accordance with this statement, the Company has reported cash flows with regard to these items on a net change basis for the years ended December 31, 1993, 1992 and 1991.

           Concentration of credit risk:

           The Company primarily grants installment, commercial and real estate loans to customers in Floyd County.
           Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their commitments is dependent upon the Floyd County economy.

           Off-balance sheet financial instruments:

           In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letter of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

           Earnings per share:

           Earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year (Note 12). The options described in Note 9, were not used in the calculation, because they are not exercisable until December 1994.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 2.  INVESTMENT SECURITIES

           The Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" as of the year ended December 31, 1993. As a result of its adoption, management has classified its investments in bonds, notes and debentures as being available-for-sale and held-to-maturity. The statement requires the Bank to present in its statement of financial condition the fair market value of its securities and its equity be adjusted, net of income tax effect, for any unrealized gains or losses. As of December 31, 1993 the Bank had a net unrealized gain of $462,156 of which $20,022 was unrealized gain on investments available-for-sale and has adjusted equity for the after tax effect of such gains and losses by $12,013. The remaining unrealized gain does not affect equity as it is classified as held to maturity.

           The following are the major types of securities being held as of December 31, 1993 and 1992:

                                                          December 31, 1993

                                       Amortized                   Unrealized    Unrealized      Net
                                          Cost      Market Value    gain          Loss       Unrealized
Available-for-sale:
 Bonds, notes and debentures:
   U.S. Treasury securities           $ 2,902,402  $  2,947,963    $   45,561   $        --   $    45,561
   Obligaations of other U.S.
    government agences and
    corporations                       26,350,445    26,596,112       441,125      (195,458)      245,667
                                      -----------   -----------   -----------  ------------   -----------
                                       29,252,847    29,544,075       486,686      (195,458)      291,228
                                      -----------   -----------   -----------  ------------   -----------
Mortgage-Backed and related
 securities:
  FHLMC certificates                           --            --            --            --            --
  FHLMC Remics                          5,495,165     5,333,600            --      (161,565)     (161,565)
  FNMA Remics                           5,408,790     5,299,149            --      (109,641)     (109,641)
                                      -----------   -----------   -----------  ------------   -----------
                                       10,903,955    10,632,749            --      (271,206)     (271,206)
                                      -----------   -----------   -----------  ------------   -----------
       Total available-for-sale       $40,156,802   $40,176,824   $   486,686   $  (466,664)  $    20,022
                                      ===========   ===========   ===========  ============   ===========
 Held-to-maturity:
  Bond, notes and debentures:
    Obligations of states
     and political subdivisions       $ 6,307,594   $ 6,749,728   $   442,134  $         --   $   442,134
                                      -----------   -----------   -----------  ------------   -----------
        Total held-to-maturity        $ 6,307,594   $ 6,749,728   $   442,134  $         --   $   442,134
                                      ===========   ===========   ===========  ============   ===========


                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  INVESTMENT SECURITIES (Continued)

                                                          December 31, 1992

                                       Amortized                   Unrealized    Unrealized      Net
                                          Cost      Market Value    gain          Loss       Unrealized
Available-for-sale:
  Bonds, notes and debentures:
   US Treasury Securities             $ 1,702,993   $ 1,778,991  $     76,098   $       --  $      76,098
   Obligations of other U.S.
    government agencies and
    corporations                       13,796,235    14,169,471       373,236            --       373,236
                                      -----------   -----------    ----------   -----------   -----------
                                       15,499,128    15,948,462       449,334            --       449,334
                                      -----------   -----------    ----------   -----------   -----------
Mortgage-backed and related
 securities:
   FHLMC certificates                   5,691,635     5,678,700            --       (12,935)      (12,935)
   FHLMC Remics                         4,027,160     3,916,790            --      (110,370)     (110,370)
   FNMA  Remics                         4,373,156     4,294,094            --       (79,062)      (79,062)
                                      -----------   -----------    ----------   -----------   -----------
                                       14,091,951    13,889,584            --      (202,367)     (202,367)
                                      -----------   -----------    ----------   -----------   -----------
        Total available-for-sale      $29,591,079   $29,838,046    $  449,334   $  (202,367)  $  (246,967)
                                      ===========   ===========    ==========   ===========   ===========

  Held-to-maturity:
  Bond, notes and debentures:
    Obligations of states
     and political subdivisions       $ 6,063,049   $ 6,207,621    $  144,572   $        --   $   144,572
                                      -----------   -----------    ----------   -----------   -----------
        Total held-to-maturity        $ 6,063,049   $ 6,207,621    $  144,572   $        --   $   144,572
                                      ===========   ===========    ==========   ===========   ===========

           The cost and market value of investment securities at December 31, 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Due after one     Due after five
                                                    year through      years through      Due after ten
                              Due within one year    five years         ten years            years
Available-for-sale:
  US Treasury securities:
    Amortized cost                 $   700,455      $ 2,201,947       $       --         $     --
    Market value                       727,125        2,220,838


  Government Agencies:              19,036,037        7,314,407               --               --
    Amortized cost
    Market value                    18,970,826        7,625,285               --               --

  Mortgage-backed securities:
    Amortized cost                          --       10,903,955               --               --
    Market value                            --       10,632,749               --               --
                                   -----------      -----------      -----------       ----------
        Total amortized cost       $19,736,492      $20,420,309      $        --       $       --
                                   ===========      ===========      ===========       ==========
        Total market value         $19,697,951      $20,478,872      $        --       $       --
                                   ===========      ===========      ===========       ==========
Held-to-maturity:
  State and political
    subdivision:
    Amortized cost                 $        --      $ 2,755,977      $ 3,551,617       $       --
    Market value                            --        2,919,145        3,830,583               --
                                   -----------      -----------      -----------       ----------
        Total amortized cost                --      $ 2,755,977      $ 3,551,617               --
                                   ===========      ===========      ===========       ==========
        Total market value                  --      $ 2,919,145      $ 3,830,583               --
                                   ===========      ===========      ===========       ==========

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 2.  INVESTMENT SECURITIES (Continued)

           Investment securities with a carrying amount of $14,794,840 and $16,213,235 at December 31, 1993 and
           1992, respectively were pledged to secure public deposits and for other purposes. These pledged securities had market values of $15,178,447 and $16,932,818 at December 31, 1993 and 1992, respectively.

           Unamortized premiums and discounts on investment
           securities at December 31, 1993 and 1992 consisted of
           the following:
                                         1993                     1992
                                  Premiums  Discounts      Premiums  Discounts
           Mortgage-backed
             securities           $ 98,325  $ 2,280        $ 462,002 $     --
                                  ========  =======        ========= ========

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

           The composition of loans as of December 31, 1993 and 1992 is summarized as follows:

                                                     1993            1992
              Commercial, financial and
               agricultural                        $15,802,665    $12,701,329
              Real estate - construction             2,810,528      2,758,575
              Real estate - mortgage                27,919,822     21,405,670
              Consumer installment loans            19,427,939     16,475,783
              Other                                  2,662,917      1,193,806
                                                   -----------    -----------
                                                    68,623,871     54,535,163
              Deferred loan fees                       (77,204)       (55,162)
              Unearned interest                         (6,589)       (14,785)
              Allowance for loan losses             (1,113,743)      (970,090)
                                                   -----------    -----------
              Loans, net                           $67,426,335    $53,495,126
                                                   ===========    ===========

           Loans totaling $71,766 had been placed on non-accrual status at December 31, 1993.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

           Changes in the allowance for loans losses for the years ended December 31, 1993 and 1992 are as follows:

                                                     1993            1992

              Balance, beginning of year          $  970,090     $  584,298
                 Provision charged to
                  operations                         168,000        430,800
                 Loans charged off                   (38,501)       (58,335)
                 Recoveries                           14,154         13,327
                                                  ----------     ----------
              Balance, end of year                $1,113,743     $  970,090
                                                  ==========     ==========

           Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31, 1993 and 1992 were $1,882,092 and $1,302,838, respectively.

           The Bank had loans outstanding to executive officers,
           directors, and their associates in an aggregate amount
           greater than $60,000 of $3,482,931 at December 31, 1993
           and $2,561,248 at December 31, 1992.  These loans are
           made in the ordinary course of business and are made on
           the same terms and collateral as those of comparable
           transactions prevailing at the time.  The Bank believes
           these loans do not involve more than the normal risk of collectibility or contain other unfavorable features.
           The following summarizes the activity for loans made to directors, executive officers, and their associates in the aggregate amount greater than $60,000 for the years
           ended December 31, 1993 and 1992.
                                                     1993            1992

              Balance, beginning                 $ 2,561,248    $ 2,830,546
              New loans                            2,571,633      2,073,204
              Repayments                          (1,649,950)    (2,342,502)
                                                 -----------    -----------
              Balance, ending                    $ 3,482,931    $ 2,561,248
                                                 ===========    ===========

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4.  OFFICE BUILDINGS AND EQUIPMENT

           Major classifications of these assets as of December 31, 1993 and 1992 are summarized as follows:

                                                     1993            1992

              Land                             $   893,684      $   840,688
              Buildings and improvements         2,615,093        2,588,992
              Equipment                            867,942          764,706
                                               -----------      -----------
                                                 4,376,719        4,194,386
              Accumulated depreciation             626,426          430,102
                                               -----------      -----------
                                               $ 3,750,293      $ 3,764,284
                                               ===========      ===========

           Depreciation expense amounted to $209,504 in 1993, $177,777 in 1992 and $112,792 in 1991.


NOTE 5.  DEPOSITS

           At December 31, 1993, scheduled maturities of certificates of deposits are approximately as follows:

           Three months or less                                    $ 8,615,744
           Over three months through twelve months                  15,695,658
           Over one year through five years                         22,844,051
                                                                   -----------
                                                                   $47,155,453
                                                                   ===========

NOTE 6.  OTHER BORROWED FUNDS

           Other borrowed funds consisted of treasury, tax and loan note option accounts. The interest rates fluctuate weekly on these borrowings, based on average 90-day treasury bill rates, and approximated 3.06% at December 31, 1993.

           Interest expense on these borrowings amounted to $12,565 in 1993, $13,476 in 1992 and $37,719 in 1991.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 7.  COMMITMENTS AND CONTINGENT LIABILITIES

           In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. At December 31, 1993, commitments under standby letters of credit aggregated $497,114. The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.


NOTE 8.  STOCK WARRANTS AND OPTIONS

           The Company has a stock option plan for officers which provides for the purchase of 79,732 shares of common stock. The options can not be exercised if an officer leaves the Company; however, they are exercisable in the event of death, retirement, or acquisition of the Company by a third party. No options are exercisable until December, 1994. The exercise price of the options are book value or market value whichever is greater. 25,000 shares have been granted at December 31, 1993.

           During 1993, an officer holding options to purchase a total of 14,668 shares of common stock died. Based on provisions under the option agreement, all options are exercisable in the event of death. The Bank chose to pay the estate of the deceased officer a total of $44,004 for cancellation of the open options.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 8.  STOCK WARRANTS AND OPTIONS (Continued)

           The following table contains information on stock options:


                                                                    Shares
                         Original                    Balance at     Exercisable
Dated      Dated         Shares      Expired or      December       December         Exercise
Granted    Exercisable   Granted     cancelled       31, 1993       31, 1993         price
1989       1995          10,000        2,292           7,708          - 0 -          $11.00
1990       1996          10,000        2,292           7,708          - 0 -           11.50
1991       1997          10,000        2,292           7,708          - 0 -           12.50
1992       1998          40,000        2,292          37,908          - 0 -           14.00
1993       1999          25,000        6,100          18,700          - 0 -           17.50
                         ------        -----          ------          -----

              Totals     95,000       15,268          79,732          - 0 -
                         ======       ======          ======          =====



NOTE 9.  FUNDS AVAILABLE FOR DIVIDENDS

           The Subsidiary is restricted under applicable banking laws in the payment of cash dividends. Such laws generally restrict cash dividend payments if total paid-in capital and appropriated retained earnings do not exceed twenty percent of its capital stock. The subsidiary met this requirement at December 31, 1993 and 1992. At December 31, 1993, substantially all of retained earnings was unrestricted.


NOTE 10. INCOME TAXES

           In February 1992, the Financial Accounting Standards Board issued Statement 109, "Accounting for Income Taxes." The Bank adopted Statement 109 during the period ending December 31, 1993 and has restated the 1992 financial statements to retroactively reflect the adoption.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 10. INCOME TAXES (Continued)

           The following summarizes the effects of these adjustments on the results of operations for 1992, and retained earnings for 1992 and 1991:

                                                           As
                                                           Previously                      As
                                                           Reported         Change         Restated
           Retained earnings, December 31, 1991            $  701,018       $   73,816     $  774,834

           Income before income taxes, 1992                 1,649,066               --       1,649,066

           Income taxes                                       549,782          (92,044)        457,738

           Net income, 1992                                 1,099,284           92,044       1,191,328

           Transfer to surplus                                500,000               --         500,000

           Retained earnings, December 31, 1992             1,300,302          165,860       1,466,162



           Prior to the adoption of Statement 109, the Bank had provided for income taxes under APB Opinion 11. Under Statement 109, deferred tax assets and liabilities are established based upon temporary differences between the financial reporting bases and the tax bases of assets and liabilities. The deferred tax amounts included in the balance sheet under Statement 109 represent the expensed result when such amounts are realized or settled. The primary effect of such amounts are realized or settled. The primary effect of the change from APB Opinion 11 to Statement 109 relates to the recognition of tax assets for bad debt deductions associated with the allowance for loan losses. Under APB Opinion 11, these future tax benefits were not recognized, while Statement 109 provides for their recognition under certain conditions.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10. INCOME TAXES (Continued)

           Through December 31, 1993, the Bank has incurred approximately $614,326 in book provisions for loan losses that have not been deductible for tax purposes. These excess book provisions are the result of management's assessment of the loan portfolio. Based upon an evaluation of the facts and circumstances as they presently exist, the Bank expects to fully utilize such benefits in the future.

           The components of income tax expense for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                          1993          1992          1991

           Federal:
            Current                    $ 677,715     $ 540,256     $ 394,041
             Deferred                    (14,029)      (92,044)      (73,816)

           State:
             Current                       6,723         9,526            --
             Deferred                         --            --            --
                                       ---------     ---------     ---------
                  Total income tax
                   expense             $ 670,409     $ 457,738     $ 320,225
                                       =========     =========     =========

           The principal reasons for the difference in the effective tax rate and the federal statutory rate at December 31, are as follows:

                                          1993          1992           1991

           Expected income tax at
            federal tax rate           $ 808,543     $ 560,682      $ 372,687
           Increase (decrease)
            resulting from:
             Statutory bad debt
              deduction                  (23,738)      (35,071)       (18,142)
             Provision for loan
              losses per books            57,120       146,472         94,758
             Depreciation methods        (11,556)      (10,926)       (15,557)
             FASB 109 deferred tax
              adjustment                 (14,029)      (92,044)       (73,816)
             Tax-exempt interest        (150,896)     (128,248)       (48,006)
             Other                         4,965        16,873          8,301
                                       ---------     ---------      ---------
                                       $ 670,409     $ 457,738      $ 320,225
                                       =========     =========      =========

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 11. ACCOUNTING RESTATEMENT

           During 1993, the Bank retroactively changed its method of accounting for deferred income taxes (see Note 10)


NOTE 12. STOCK DIVIDEND

           The Company declared a stock dividend of one share for each ten shares held by stockholders of record date December 16, 1992. Cash dividends will be paid for all fractional shares. Stock dividend was paid on January 15, 1993. Per share data shown in the accompanying financial statements have been computed giving retroactive effect to the stock dividend.


NOTE 13. CONDENSED FINANCIAL INFORMATION ON FIRST COMMUNITY
            BANCSHARES, INC. (PARENT COMPANY ONLY)

                           CONDENSED BALANCE SHEETS
                          December 31, 1993 and 1992

          Assets                                                  1993               1992
                                                                                  (Note 11)
                Cash and cash equivalents*                   $   804,325        $   968,915
                Investment in subsidiary*                      8,387,075          6,931,367
                Due from subsidiary*                              47,133             62,862
                Fixed assets, net                                505,217            391,594
                Other assets                                          --              2,036
                                                             -----------        -----------
                     Total assets                            $ 9,743,750        $ 8,356,774
                                                             ===========        ===========

           Liabilities and Shareholders' Equity

           Liabilities
                Taxes payable                                $    47,948        $    74,082
                 Dividend payable                                111,984                 --
                                                             -----------        -----------
                    Total liabilities                            159,932             74,082
                                                             -----------        -----------
             Shareholders' equity
               Common stock                                      699,909            636,281
               Surplus                                         8,007,413          6,180,249
               Unrealized gain on marketable equity
                securities (net of deferred income
                taxes of $8,009)                                  12,013                 --
               Retained earnings                                 864,483          1,466,162
                                                             -----------        -----------
                                                               9,583,818          8,282,692
                                                             -----------        -----------

                  Total liabilities and
                   shareholders' equity                      $ 9,743,750        $ 8,356,774
                                                             ===========        ===========


                 *Eliminated in consolidation.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 13. CONDENSED FINANCIAL INFORMATION ON FIRST COMMUNITY
            BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

                        CONDENSED STATEMENTS OF INCOME
                 Years Ended December 31, 1993, 1992 and 1991

                                               1993           1992          1991
                                                           (Note 11)     (Note 11)
           Income
             Interest                     $    27,737  $      39,451  $      26,382
             Rental                            47,052         44,985         44,782
                                          -----------     ----------     ----------
                Total income                   74,789         84,436         71,164

           Expenses                            72,468         50,949         50,165
                                          -----------     ----------     ----------
                Income before equity
                in net income of
                subsidiary                      2,321         33,487         20,999

           Equity in net income of
            subsidiary                      1,706,154      1,169,061        758,976
                                          -----------     ----------     ----------
               Net income before
                 income taxes               1,708,475      1,202,548        779,975

           Income taxes                          (815)       (11,220)        (4,062)
                                          -----------     ----------     ----------
                    Net income            $1,7077,660     $1,191,328     $  775,913
                                          ===========     ==========     ==========


                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 13. CONDENSED FINANCIAL INFORMATION ON FIRST COMMUNITY
            BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1993, 1992 and 1991

                                                      1993               1992                 1991
                                                                      (Note 11)            (Note 11)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                    $ 1,707,660         $ 1,099,284         $   702,097
 Adjustments to reconcile net income  to
   net cash provided by operating
   activities:
    Depreciation and amortization                     34,681              22,434              20,497
    Equity in net income of subsidiary            (1,443,690)         (1,077,017)           (685,160)
    Other assets and liabilities, net                101,579               7,158               9,953
                                                 -----------         -----------         -----------
       Net cash provided by operating
        activities                                   400,230              51,859              47,387
                                                 -----------         -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of assets                                (146,273)                 --             (64,080)
                                                 -----------         -----------         -----------
        Net cash used in investing
         activities                                 (146,273)                 --             (64,080)
                                                 -----------         -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of dividends                              (374,543)                 --                  --
  Repayment of short-term debt                            --                  --             (96,977)
  proceeds from issuance of common stock                  --                  --             548,000
  Purchase of stock rights                           (44,004)                 --                  --
                                                 -----------         -----------         -----------
              Net cash provided by financing
               activities                           (418,547)                                451,023
                                                 -----------         -----------         -----------
        Net increase in cash and cash
         equivalents                                (164,590)             51,859             434,330

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR                                             968,915             917,056             482,726
                                                 -----------         -----------         -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR         $   804,325         $   968,915         $   917,056
                                                 ===========         ===========         ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during period for:
     Interest                                    $        --         $        --         $     3,281
     Income taxes                                $    11,220         $     4,062         $     2,265

NON-CASH FINANCING ACTIVITY:
  Stock dividend                                 $   890,792         $        --         $        -


                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. PENSION PLAN

           Effective January 1, 1993, the Bank adopted a defined benefit pension plan to benefit substantially all employees meeting age and service requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the company and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees services to date, as well as services expected to be earned in the future. As of December 31, 1993 the Bank has accrued $60,000 for current year service cost to the plan.

           Pension expense for December 31 includes the following
           components:
                                                                        1993

           Service cost of the current period                       $  47,093
           Interest cost on the projected benefit
            obligation                                                 21,735
           Expected return on assets held in the
            plan
           Net amortization of prior service cost,
            transition liability, and net gain                         17,047
           Pension expense, included in compensation                ---------
            and benefits                                            $  85,875
                                                                    =========

           The following sets forth the funded status of the plan
           December 31:
                                                                        1993

           Actuarial present value of benefit
           obligations:

             Vested benefits                                        $ 288,501
             Nonvested                                                     --
                                                                    ---------
             Accumulated benefit obligation                           288,501

            Effect of anticipated future
              compensation levels and other events                     70,124

            Projected benefit obligation                              358,625
            Fair value of assets held in the plan                          --
             Unfunded excess of projected benefit                   ---------
              obligation over plan assets                           $ 358,625
                                                                    =========

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14. PENSION PLAN (Continued)

           The unfunded excess consists of the following:

                                                                      1993

           Unrecognized net obligation                             $ 272,750
           Net unrecognized loss (gain) from past
             experience different than assumed                            --
           Pension liability included in accrued
             expenses and other liabilities on the
             balance sheet at December 31                             85,875
                                                                   ---------
                                                                   $ 358,625
                                                                   =========
           Assumptions used to develop the net periodic pension
           cost were:
                                                                      1993

           Discount rate                                              7.50%
           Expected long-term rate of return on
            assets                                                    8.00%
           Rate of increase in compensation levels                    3.00%

           The Bank uses straight-line method of amortization for prior service cost and unrecognized gains and losses.


NOTE 15. SUBSEQUENT EVENTS

           On March 11, 1994, the Bank entered into an agreement with First Alabama Bancshares, Inc. providing for First Alabama Bancshares, Inc. to purchase all of the outstanding shares of First Community Bancshares, InC. The purchase will result in an exchange of 0.95 shares of First Alabama Bancshares, Inc. stock for each share of First Community Bancshares, Inc. stock. The sale of the First Community Bancshares, Inc. stock had a cash equivalent of $29.00 per share on the date the agreement was made.

                         INDEPENDENT AUDITOR'S REPORT
                             ON SUPPLEMENTARY DATA




The Board of Directors
First Community Bancshares, Inc.
  and Subsidiary
Rome, Georgia


        Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary data has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.





Rome, Georgia

January 31, 1994

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                        SCHEDULES OF EQUIPMENT EXPENSE
                 Years Ended December 31, 1993, 1992 and 1991




                                      1993            1992          1991

    Depreciation                   $ 130,826       $ 107,526     $  61,423
    Rental                            12,120           3,725
    Leases                            58,113          66,540        64,706
    Maintenance contracts             54,639          47,581        44,689
                                   ---------       ---------     ---------

                                   $ 255,698       $ 225,372     $ 170,818
                                   =========       =========     =========



The Notes to Consolidated Financial Statements are an integral part of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                        SCHEDULES OF OCCUPANCY EXPENSE
                 Years Ended December 31, 1993, 1992 and 1991




                                      1993            1992            1991

    Repairs and maintenance        $  15,180       $  13,239       $   2,234
    Utilities                         39,267          33,725          27,781
    Depreciation                      78,678          70,251          51,369
    Property taxes                    55,131          25,047          25,290
    Rental                             5,304           5,304           4,862
    Janitorial                        24,845          20,339          11,875
    Operating supplies                    --           1,473           2,455
                                   ---------       ---------       ---------
                                   $ 218,405       $ 169,378       $ 125,866
                                   =========       =========       =========



The Notes to Consolidated Financial Statements are an integral part Of these statements.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                     SCHEDULES OF OTHER OPERATING EXPENSES
                 Years Ended December 31, 1993, 1992 and 1991



                                                 1993            1992           1991
    Office supplies and small                $  102,485      $  116,675     $   91,266
     equipment
    Telephone                                    35,119          35,414         30,290
    Carrier and courier                          10,130          12,071         10,372
    Postage                                      52,003          40,041         33,688
    Legal fees                                   28,444          19,966         23,830
    Audit and examination fees                   46,538          34,826         28,326
    Data processing                             120,012         124,563         93,417
    Credit card program                           9,191           3,890
    ATM expense                                  9, 305           9,475          2,577
    Other service and agency fees                18,300          12,100         17,681
    Advertising                                  32,882          65,011         45,010
    Shareholder communication                       704
    Public relations and market
     research                                     8,825           8,454         11,034
    Filing and recording fees                     1,521           1,314          2,047
    Credit reports and
     investigation                                6,497          10,354          4,377
    Appraisals                                    2,875           1,925          1,625
    Other loan expenses                           2,033           1,721            175
    Directors' fees                              56,000          36,350         21,000
    FDIC assessment                             208,642         163,285        113,046
    Other insurance                              22,723          26,716         25,887
    Customer relations                            4,834           4,436            476
    Business development                         23,813          26,998         19,014
    Travel                                       29,866          30,027         25,001
    Cash over & short                             5,244           5,225          1,282
    Publications, subscriptions and
     dues                                        22,168          15,462         13,393
    Conventions and meetings                        107              --            240
    Meals                                        14,275          16,823         10,861
    Charges refunded                            128,580          88,361         73,787
    Taxes                                        12,615           9,504         11,000
    Amortization                                  7,609          10,145         10,145
    Contributions                                11,426               -
    Miscellaneous                                14,314          29,679         10,810
                                             ----------      ----------     ----------
                                             $1,049,080      $  960,811     $  731,657
                                             ==========      ==========     ==========



The Notes to Consolidated Financial Statements are an integral part of these statements.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         Read, Martin, Slickman & Sheats has been engaged since January 1, 1990 as the principal accountant to audit the Company's financial statements. Correspondingly, there has been no change in the Company's principal accountant during its two most recent years of operation.

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant.



Item 11.  Executive Compensation.



Item 12.  Security Ownership of Certain Beneficial Owners and Management.



Item 13.  Certain Relationships and Related Transactions.

Item 10.  Directors and Executive Officers of the Registrant.

     Directors.

        The following table sets forth the Directors, as well as their ages and positions, with the Company. A brief biography of the educational and professional or business background of each Director follows the table:

                                                                        Position With
                Name                            Age                      The Company
        Lydell Ayers                            65                      Director

        Mary Sibley Mooney Banks                46                      Director

        Bruce Blalock                           53                      Director

        B. G. Early                             65                      Chairman of the
                                                                         Board & President

        Peter Gilbert                           54                      Director

        Edward Hine, Jr.                        41                      Secretary and
                                                                         Director

        Villa Sulzbacher Hizer                  44                      Director

        David G. Hunter                         47                      Director

        Robert H. Ledbetter                     58                      Director

        Larry G. Morrow, Sr.                    46                      Director

        E. Leeon Rhodes                         51                      Director

        Charles O. Sennett                      59                      Director

        Bill G. Waters                          61                      Director

LYDELL AYERS is President and owner of Higgins Shoe Stores, Inc., and has been a leading retailer in Floyd County for many years. Mr. Ayers is active in numerous civic and community organizations with a particular interest in the commercial redevelopment of downtown Rome.

MARY SIBLEY MOONEY BANKS attended Vanderbilt University and later the University of Alabama where she obtained her Bachelor of Science degree in 1968. She has also pursued graduate studies in Home Economics at the University of Georgia. Mrs. Banks is an officer of both Rome Printing Co. and News Publishing Co. Prior to 1972, Mrs. Banks was employed at National City Bank of Rome, and from 1972 to 1980 she was the owner of The Grey Goose gift shop. Mrs. Banks is active in numerous civic and community organizations.

BRUCE BLALOCK is active in management and as an investor in the carpet industry. He is presently employed by, a shareholder in, and President of Southern Carpet Screens, Inc. in Rome. He is also a shareholder and director of Gravure, Inc. and Southern Engravers, Inc., both of which are textile engraving firms.

B. G. EARLY has been a banker since 1946. He graduated from Louisiana State University's School of Banking in 1961. He was employed by Rome Bank and Trust and its successor, Citizens and Southern National Bank, from 1946 to January 31, 1987. He was first elected an officer of that bank in 1951 and retired as its Executive Vice President. Mr. Early was a member of the Board of Directors of that bank until his retirement. Since that time, Mr. Early has pursued the organization of the Company and its subsidiary, First Rome Bank, and Mr. Early has served as chairman of the Board and President of both the Company and First Rome Bank since their respective inceptions. Mr. Early is active in numerous civic and community organizations.

PETER GILBERT, M.D. obtained his undergraduate degree from the University of Virginia and his medical degree from the Medical College of Georgia. He has been a physician with the Harbin Clinic Professional Association from 1972 through the present. He is active in numerous civic and professional associations and is past president of the Floyd-Polk-Chattooga Medical Association and the Seventh District Medical Society.

EDWARD HINE, JR. obtained both his undergraduate and law degrees from Emory University. He has actively pursued the practice of law since 1976, forming his own practice, now Hine, Niedrach & McClellan, P.C., in 1980. Mr. Hine was a member of the Georgia General Assembly, where he served in the State Senate, representing the 52nd District (Floyd County and a portion of Bartow County) from 1983 until 1988. Since 1991, he has also been active in River Ford Corporation, a real estate development company.

VILLA SULZBACHER HIZER attended Converse College from 1966 through 1968 and later obtained her B.A. in Mathematics from the University of Georgia in 1970. She is presently Vice President and Treasurer of North Georgia Distributing Co. Mrs. Hizer is active in numerous civic and community organizations.

DAVID G. HUNTER obtained his Bachelor of Science degree from Valdosta State College. He has been employed by A. G. Edwards & Sons, Inc. since 1977 and is currently Vice President - Investments and Branch Co-Manager. He was a Senior Examiner with the Georgia Department of Banking and Finance from 1972 to 1977. Mr. Hunter is active in numerous civic and community associations.

ROBERT H. LEDBETTER, a graduate of Georgia Tech, is Chairman and Chief Executive Officer of R. H. Ledbetter Properties, Inc., which is involved in real estate development and management projects. He is involved in numerous real estate partnerships in Georgia and Alabama, and serves on the Board of Directors of the Boys Club of Rome and Chesapeake International of Durham, North Carolina. He previously served on the Board of Trustees of Culver Educational Foundation, Culver, Indiana, Rome-Floyd County Industrial Development Authority and Darlington School of Rome, Georgia.

LARRY G. MORROW, SR. attended Morehouse College in 1964 and 1965. He has been employed with Norfolk Southern Corporation since 1966 where he is currently senior coordinator, terminal operations - EDI. He is also a partner in Jewelry Unlimited, a partnership located in Rome, Georgia. Mr. Morrow is a director of Coosa Valley Technical Institute and is active in numerous civic and community organizations.

E. LEEON RHODES, M.D. obtained both undergraduate and medical degrees from Emory University in 1963 and 1967, respectively. He has been a physician with Harbin Clinic Professional Association from 1975 to the present, and has served as that entity's Treasurer since 1982. Dr. Rhodes currently serves as Chairman of the Department of Surgery at Redmond Park Hospital, Rome, Georgia.

CHARLES O. SENNETT, M.D. obtained his medical degree from Mississippi in 1959. He has been employed with Coosa Valley
Pathology, P.C. from 1969 to the present and is currently Director of Laboratories at Floyd Medical Center. Dr. Sennett is a director of and investor in numerous health related endeavors, both profit and nonprofit.

BILL G. WATERS obtained his Bachelor of Arts degree from Berry College and his Masters of Health Administration degree from Columbia Pacific University. He has been employed by Floyd Medical Center since 1966 and has served as that institution's president since 1984. He has served on the Boards of Directors of numerous health related organizations.

        All of the present directors of the Company have served since the inception of the Company on August 18, 1987, except E. Leeon Rhodes, David G. Hunter and Robert H. Ledbetter who have served since October 26, 1988 and Bill G. Waters who has served since November 17, 1993. The Company's Articles of Incorporation establish three-year staggered terms for directors. The staggered terms of the present directors are as follows:


        Term ending at the Annual Meeting of Shareholders in 1994: Robert H. Ledbetter, Charles O. Sennett, David G.
        Hunter and Villa Sulzbacher Hizer.

        Term ending at the Annual Meeting of Shareholders in 1995: Lydell Ayers, Bruce Blalock, E. Leeon Rhodes and
        Bill G. Waters.

        Term ending at the Annual Meeting of Shareholders in 1996: Edward Hine, Jr., B. G. Early, Larry G. Morrow,
        Sr., Peter Gilbert and Mary Sibley Mooney Banks.

        In accordance with Article III, Section 3.07 of the Company's By-laws, Bill G. Waters was appointed to fill the vacancy created by the retirement of I. Harold Storey. Mr. Waters' term ends in 1995. There is currently a vacancy for one director in the group of directors which term ends at the annual meeting of shareholders in 1995. This vacancy was created by the retirement of James E. Jordan and will be filled, if at all, by a majority vote of the remaining directors with such replacement to serve for the remainder of the term. Messrs. Jordan and Storey continue to serve in an advisory capacity as honorary directors, but have no official voting rights in matters involving the Directors.

        There are no family relationships among the Directors; none of the above have been involved in any bankruptcy filing, criminal proceeding, securities violations, or similar proceedings.

        There are no arrangements between any of the above listed
Directors and any other person pursuant to which any such Director was selected.

     Executive Officers.

        The following officers serve as the executive officers of the Company and/or the Bank. Each officer serves at the pleasure of the respective Board of Directors. A brief biography of the educational and professional or business background of each executive officer follows the table:

         Name                            Age             Position

         B. G. Early                     65              Director, President and
                                                         Chief Executive Officer

         Steven E. Kemp                  43              President and Chief
                                                         Financial Officer

         Robert A. O'Dillon              58              Senior Vice President


B. G. EARLY has been a banker since 1946. He graduated from Louisiana State University's School of Banking in 1961. He was employed by Rome Bank and Trust and its successor, Citizens and Southern National Bank, from 1946 to January 31, 1987. He was first elected an officer of that bank in 1951 and retired as its Executive Vice President. Mr. Early was a member of the Board of Directors of that bank until his retirement. Since that time, Mr. Early has pursued the organization of the Company and its subsidiary, First Rome Bank, and Mr. Early has served as chairman of the Board and President of both the Company and First Rome Bank since their respective inceptions. Mr. Early is active in numerous civic and community organizations.

STEVEN E. KEMP obtained his undergraduate degree from Berry College in 1972 and an M.B.A. from Berry College in 1982. He is a graduate of the School of Banking of the South, Louisiana State University. Mr. Kemp has been in banking for 21 years, having previously served as Vice President of First Union National Bank of Georgia and Calhoun First National Bank. He has been employed by First Rome Bank since September 5, 1989. He currently serves on the Boards of the Rome-Floyd Chamber of Commerce, the Kiwanis Club of Rome, the Floyd County Development authority, the YMCA, and the Floyd Healthcare Foundation.

ROBERT A. O'DILLON has attended the American Institute of Banking, the School of Banking of the South, Louisiana State University, and the Georgia Banking School. Mr. O'Dillon served on the Floyd County School Board from 1968 to 1984, during which time he was chairman for 14 years, and is currently chairman of the Floyd County Board of Commissioners. Mr. O'Dillon is also active currently in many civic organizations. Mr. O'Dillon is not an executive officer of the Company.

        There are no family relationships among the Directors, Nominees for Election as Director, or executive officers. None of the above executive officers has been involved in any bankruptcy filing, criminal proceeding, securities violations or similar proceedings.

        There are no arrangements or understanding between any of the above listed officers and any person pursuant to which any such officer was selected.


       Principal Shareholders.

        As of April 1, 1994, no persons to the Company's knowledge owned more than 5% of the Company's outstanding Common Stock.

       Compliance With Section 16(a) of the Exchange Act.

        Based upon a review of Forms 3, 4, and 5 furnished to the Company in or relating to the fiscal year 1993, Steven E. Kemp and Bill G. Waters failed to timely file a Form 3 after election to their positions with the Company as Chief Financial Officer and Director, respectively. Additionally, Director Edward Hine, Jr. failed on one occasion to timely file a From 4 relating to one transaction. The required forms have now been filed.

Item 11. Executive Compensation.

       Directors' Compensation.

        During 1993, the Bank paid to each Director (including the two honorary Directors who serve in an advisory capacity and have no voting rights, James E. Jordan and I. Harold Storey) a fee of $250 per month as compensation for their services in that capacity and also paid $50 per month to Edward Hine, Jr. as compensation for his services as Secretary of the meetings. Also during 1993, the Bank paid a fee of $50 per month to each member of the Loan Committee as compensation for their services on this Committee, consisting of Lydell Ayers, B. G. Early, Villa Sulzbacher Hizer, David G. Hunter,
E. Leeon Rhodes, Robert H. Ledbetter, and Steven E. Kemp. During 1993, the Company paid no compensation to any executive officer.

       Summary Compensation Table

        The following table sets forth the compensation of B. G.
Early, the Chief Executive Officer of the Bank during 1991, 1992, and 1993. No other officer earned compensation from the Bank in excess of $100,000 during any of these years.

                                                                      Long Term Compensation

                 Annual Compensation                                   Awards                         Payouts
  (a)            (b)       (c)           (d)       (e)              (f)           (g)              (h)            (i)
                                                   Other
 Name and                                          Annual         Restricted
 Principal                                         Compen-        Stock        Options/            LTIP          All other
 Position       Year    Salary         Bonus       sation(1)      Awards       SARs(2)           Payout       Compensation
 B. G. Early    1993    $113,333.36      -0-      $12,438.00                    12,992                         $ 3,510.00
 (CEO and       1992      87,333.36    5,000.00    11,698.00                     2,292                           18,846.97
 President)     1991      79,000.00    4,050.00     9,211.00                     2,292                           22,477.00


(1)     Consists of the following perquisites and other benefits:

                                          1993                  1992                 1991
                  Dues                 $ 1,638.00            $2,018.00            $2,011.00

                  Car Allowance         10,800.00             9,680.00             7,200.00

(2) In each of 1991 and 1992, Mr. Early was granted options to acquire 2,292 shares of Common Stock in the Company at the higher of book or market value as of the date on which any respective option was earned. In 1993, Mr. Early was granted such options to acquire 12,992 shares of Common Stock in the Company. The terms of these options are discussed in greater detail in the table immediately below.

(3) Mr. Early's salary, prior to First Rome Bank's commencement of operations, was accrued at an annualized rate of $50,000.00, for a total amount of $70,833.33. First Rome Bank paid the accrued salary to Mr. Early in 96 semi-monthly installments (which was fully satisfied in 1992) of $737.85 each. Column (i) reflects the following amounts paid for this accrued salary and for life and health insurance premiums for the benefit of Mr. Early:


                                          1993                  1992                  1991
                  Accrued Salary           -0-               $14,077.57            $17,708.40

                  Life and Health
                  Insurance Premiums    $3,510.00              4,769.40              4,769.40

Options/SAR Grants in Last Fiscal Year.

        The following table sets forth the stock options granted to Mr. Early during 1993.


                                                                                                           Potential Realized
                                                                                                           Value at Assumed
                                                                                                           Annual Rates of
                                                                                                           of Stock Price
                                                                                                           Appreciation for
                       Individual Grants                                                                   Option Term


       (a)               (b)                    (c)                    (d)           (e)               (f)            (g)

                                          Percent of Total
                 Number of Securities     Options/SARs
                 Underlying Options/      Granted to Employees    Exercise or     Expiration
     Name        SARs Granted(1)          in Fiscal Year          Base Price         Date              5%              10%
  B. G. Early          12,292                   31.20%           $14.00/share   December 31, 2003    $108,224       $274,273




(1) These options for the Company's stock were granted to Mr. Early under the Company's incentive stock option plans adopted during 1989 and 1992. Under the plans, the officers of First Rome Bank can, upon achievement of annual objectives set by the Directors, such as deposit and asset growth, profitability, return on assets, and increase in value of the Common Stock, earn options to acquire Common Stock in the Company at the higher book or market value as of the date on which the option is earned. The options cannot be exercised for five years and will lapse in the event that the officer were to leave the employ of First Rome Bank for any reason other than death, permanent disability, or retirement at age 65. The objectives of the plans are to reward superior performance which provides value for the shareholders and to reduce the likelihood of trained bank officers leaving the employ of First Rome Bank. Options granted during 1993 under this plan expire on December 31, 2003.


       Aggregated Option/SAR Exercises in Last Fiscal Yend and
FY-end Option/SAR Values.

        The following table details stock options exercised by Mr. Early during 1993 and the value of his unexercised stock options at the end of 1993 based upon the excess of the market value of the underlying shares at year-end over the exercise price for such shares.


    (a)                 (b)             (c)                   (d)                     (e)

                                                                                   Value of
                                                         Number of                 Unexercised
                                                        Unexercised                In-the-Money
                                                        Options/SARs               Options/SARs
                                                         at FY-End                 at FY-End(1)

                 Shares Acquired                        Exercisable/               Exercisable/
   Name          on Exercise       Value Realized       Unexercisable              Unexercisable
 B. G. Early           --                --              Options for 19,168         $83,132.00.
                                                         shares of common           All options for
                                                         stock of the Company.      19,168 shares
                                                         All unexercisable.         unexercisable.

(1) This amount is calculated based upon a fair market value of $17.50 per share of Common Stock of the Company at the last fiscal year-end.

Defined Benefit Plan Disclosure.


        During 1993, the Bank adopted a defined benefit pension plan in which B. G. Early participates. Under the terms of the plan, retirement benefits are based upon 60% of final salary up to $100,000, and the benefits are reduced proportionately for less than 15 years of service.

        The pension plan covers base salary in determining final compensation (See column (c) of Summary Compensation Table).
Benefits are not subject to deduction for Social Security or other offset amounts.

        B. G. Early has reached normal retirement age under the pension plan, and he has been credited with eight years of service. The estimated annual benefit payable to B. G. Early upon his retirement at or after normal retirement age will be $30,336.

Item 12.   Security Ownership of Certain Beneficial Owners and
Management.

        The following table sets forth certain information as of March 1, 1994, regarding the beneficial ownership of Common Stock of each Director and each executive officer named in Item 11 hereof, and for all directors and executive officers of the Company or the Bank, as a group.

                                                    Common Stock Owned

     Name and                              Amount and Nature
    Address of                             of Beneficial Owner                  Percent of Class
  Beneficial Owner                         as of April 1, 1994(1)              as of April 1, 1994
Lydell Ayers                                    8,100 (2)                            1.16%
7756 Martha Berry Hwy, N.E.
Armuchee, Georgia 30105

Mary Sibley Mooney Banks                        3,476 (3)                             .50%
435 Mt. Alto Road
Rome, Georgia 30161

Bruce Blalock                                   7,040 (4)                            1.01%
24 Forest Meadow
Rome, Georgia 30161

B. G. Early                                    33,055                                4.72%
P. O. Box 5267
Rome, Georgia 30162

Peter Gilbert                                  24,200 (5)                            3.46%
Harbin Clinic, Inc.
1825 Martha Berry Blvd.
Rome, Georgia 30161

Edward Hine, Jr.                               10,560 (6)                            1.51%
P. O. Box 5511
Rome, Georgia 30162

Villa Sulzbacher Hizer                      24,750   (7)                                 3.54%
10 Jefferson Street
Rome, Georgia 30161

David G. Hunter                             15,400   (8)                                 2.20%
33 Riverview Road
Rome, Georgia 30161

Robert H. Ledbetter                         33,550   (9)                                 4.79%
P. O. Box 151
Rome, Georgia 30162

Larry G. Morrow, Sr.                         5,500                                        .79%
313 Dellwood Drive
Rome, Georgia 30161

E. Leeon Rhodes                             16,500  (10)                                 2.36%
Harbin Clinic, Inc.
1825 Martha Berry Blvd.
Rome, Georgia 30161

Charles O. Sennett                          27,500  (11)                                 3.93%
1 Club Drive
Rome, Georgia 30161

Bill G. Waters                               4,810                                        .69%
118 Saddle Mountain Rd.
Rome, Georgia 30161


All Directors and                          227,241                                      32.47%
Executive Officers as
a Group (15 persons)


1 All shares are beneficially owned, and sole voting power is held by the person named unless specified otherwise.

2 Includes 3,410 shares owned by Mr. Ayers jointly with his spouse and 4,960 shares held in an individual retirement account.

3 Includes 396 shares Ms. Banks owns as custodian for her minor children.

4 Includes 220 shares owned by Mr. Blalock jointly with his adult child.

5 Includes 5,500 shares owned by a trust of which Dr. Gilbert is a beneficiary.

6 Includes 110 shares owned by Mr. Hine as custodian for his minor child; 3,850 shares owned by pension plans of which Mr. hine is a co-trustee and a beneficiary; and 1,100 shares owned by a trust of which Mr. Hine is a trustee.

7 Includes 5,500 shares owned by Ms. Hizer jointly with her spouse; 11,000 shares owned by a corporation in which Ms. Hizer is an officer; 2,200 shares owned by two trusts of which Ms. Hizer is a co-trustee; and 550 shares owned by a trust of which Ms. Hizer is a beneficiary and a co-trustee.

8 Includes 1,650 shares owned by a trust of which Mr. Hunter is a beneficiary.

9       Includes 1,650 shares owned by Mr. Ledbetter's adult children.

10 Includes 10,450 shares owned by a trust of which Dr. Rhodes is a beneficiary.

11 Includes 11,000 shares owned by a trust of which Dr. Sennett is a co-trustee and a beneficiary.

12      Includes 785 shares held in an individual retirement account.

Item 13.    Certain Relationships and Related Transactions.

        In the ordinary course of business, the Company and the Bank have had and anticipate that they will continue to have transactions with various Directors, officers, and their associates.

        All loans and commitments to extend loans included in such transactions were made in accordance with applicable laws in the ordinary course of business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons of similar credit standing, and, in the opinion of Management, such loans do not involve more than a normal risk of collectability or present any other unfavorable features. In Management's opinion, the aggregate amount of extensions of credit outstanding at any time from the beginning of the last fiscal year to date to any Director, or executive officer and their associates did not exceed the maximum permitted under applicable banking regulations.

        Legal fees will be paid to the law firm of Hine, Niedrach & McClellan, P.C. in which Edward Hine, Jr., a Director and officer of the Company and the Bank, is a principal. The Company and the Bank have retained Hine, Niedrach & McClellan, P.C. as their general counsel. The legal fees paid to Hine, Niedrach & McClellan, P.C. during 1993 did not exceed 5% of that firm's gross revenues for its law full fiscal year. In addition to fees paid to the firm by the Company and the Bank, independent third party borrowers paid legal fees to that firm in connection with certain transactions in which that firm represented the Bank.

        The Company's By-laws provide that the Company may indemnify its Directors, officers, employees or agents with respect to legal claims and investigations arising out of service to the Company or of any other entity in which they are serving in any such capacities at the request of the Company, including the Bank. In addition, the Company has entered into individual Indemnification Agreements with its Directors providing for broader indemnification than is expressly permitted or provided for under the Georgia Business Corporation Code or the Financial Institutions Code of Georgia. These Indemnification Agreements, in effect, make the Company substantially a self-insurer of the liabilities of its Directors, except as to certain liabilities, including those liabilities arising from their actual dishonesty or arising out of a claim based on their having obtained a personal advantage or profit to which they are not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to Directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                    PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.



(a)   1.  All Financial Statements

            Independent Auditor's Report of
             Read, Martin, Slickman & Sheats

            Consolidated Balance Sheets as of
             December 31, 1993 and December 31,
             1992

            Consolidated Statements of Income
             for the Years ended December 31,
             1993, December 31, 1992, and
             December 31, 1991

            Consolidated Statements of Stockholders
             Equity for the Years Ended December 31,
             1993, December 31, 1992, and December 31, 1991

            Consolidated Statements of Cash Flows
             for the Years Ended December 31, 1993
             and December 31, 1992 and December 31,
             1991

            Notes to Consolidated Financial
             Statements

            Independent Auditor's Report on
             Supplementary Data

            Schedules of Equipment Expenses

            Schedules of Occupancy Expenses

            Schedules of Other Operating
             Expenses

(a)   2. Financial Statement Schedules

          None

(a)   3. Exhibits

            3.1 - Articles of Incorporation, incorporated by reference

            3.2 - By-Laws, incorporated by reference

            4.1 - Specimen Stock Certificate, incorporated by reference

     10.1 - Lease Agreement between Grace M. Dempsey and First Rome Bank, incorporated by reference

     10.2 - Lease Agreement between First Community Bancshares, Inc. and First Rome Bank

     10.3 - First Community Bancshares, Inc. Common Stock Purchase Option for 1989 Officer Stock Option Plan and 1992
             Officer Stock Option Plan

     22.1 -  Subsidiaries of the Registrant


(b) No reports on Form 8-K have been filed during the last quarter of the period covered by this Report.




Item 22.1.  Subsidiaries of the Registrant.

            Subsidiaries of First Community Bancshares, Inc. are as follows:

                                First Rome Bank
                    Turner McCall Boulevard at Fifth Avenue
                              Rome, Georgia 30161
                                 (706) 291-1000

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             FIRST COMMUNITY BANCSHARES, INC.

                          By:
                             -----------------------------
                                  Title:  President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.



 ------------------------------         Director, Chairman of the Board of Directors and
 B. G. EARLY                            Chief Executive Officer (Principal Executive              -----------
                                        Officer)


                                        Director
 ------------------------------                                                                   -----------
 LYDELL AYERS

                                        Director
 ------------------------------                                                                   -----------
 MARY SIBLEY MOONEY BANKS

                                        Director
 ------------------------------                                                                   -----------
 BRUCE BLALOCK


                                        Director
 ------------------------------                                                                   -----------
 PETER GILBERT


                                        Director
 ------------------------------                                                                   -----------
 EDWARD HINE, JR.


                                        Director
 ------------------------------                                                                   -----------
 VILLA SULZBACHER HIZER


                                        Director
 ------------------------------                                                                   -----------
 DAVID HUNTER


                                        Director
 ------------------------------                                                                   -----------
 JAMES E. JORDAN


                                        Director
 ------------------------------                                                                   -----------
 ROBERT H. LEDBETTER



                                        Director
 ------------------------------                                                             -----------
 LARRY MORROW, SR.


                                        (Executive Vice-President, Principal Financial
 ----------------------------           Officer and Principal Accounting Officer)           -----------
 STEVEN E. KEMP



                                        Director
 ------------------------------                                                             -----------
 E. LEEON RHODES


                                        Director
 ------------------------------                                                             -----------
 CHARLES O. SENNETT


                                        Director
 ------------------------------                                                             -----------
 I. HAROLD STOREY

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                                   Form 10-Q
                 Quarterly Report Under section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       For Quarter Ended March  31, 1994
                        Commission File Number 33-18494



                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


     Georgia                                           58-1759505
(State or other jurisdiction of          (I.R.S. Employer IdentifIcation No.)
incorporation or organization)


                400 Turner McCall Boulevard, Rome, Georgia 30161
                    (Address of principal executive offices)


                                 (706) 291-1000
              (Registrant's telephone number including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes X         No
                                 ---           ---
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the close of the period covered by this report.


            Class                     Outstanding at March 31, 1994
  Common stock, $1 Par Value                      699,909

                         PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

         The following consolidated financial statements are provided for First Community Bancshares, Inc. and subsidiary as required by Item 1.

         A.  Consolidated Balance Sheets - March 31, 1994 and
             December 31, 1993.

         B.  Consolidated Statements of Income - for the Three
             Months Ended March 31, 1994 and 1993.

         c. Consolidated Statements of Cash Flows - for the Three Months Ended March 31, 1994 and 1993.


         The consolidated financial statements furnished have not been examined by independent certified public accountants, but reflect, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the periods presented.

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                      March 31, 1994 and December 31, 1993
                                  (Unaudited)

                                             March 31,   December 31,
                                               1994          1993
      ASSETS

Cash and due from banks                    $  3,969,626  $  6,002,723
Federal funds sold                              500,000       700,000
                                           ------------  ------------
  Cash and cash equivalents                   4,469,626     6,702,723
Investment securities, at market value       32,527,672    35,851,669
Mortgage-backed securities, at market
 value                                       10,183,982    10,632,749
Loans, less allowance for loan losses
 of $1,192,479 and $1,113,743,
 respectively                                71,198,010    67,426,335
Foreclosed real estate                          179,223        42,673
Bank premises and equipment, net              3,742,356     3,750,293
Other assets                                  2,022,602     1,673,476
                                           ------------  ------------




     Total assets                          $124,323,471  $126,079,918
                                           ============  ============





See Accompanying Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 1.  FINANCIAL STATEMENTS

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                      March 31, 1994 and December 31, 1993
                                  (Unaudited)

                                               March 31,      December 31,
                                                 1994            1993
  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing demand deposits        $ 12,690,799   $ 13,835,098
  Interest-bearing demand deposits             44,703,195     46,543,101
  Savings                                       6,128,620      6,331,058
  Time                                         49,237,177     47,155,453
                                             ------------   ------------
     Total deposits                           112,759,791    113,864,710
Other borrowed funds                              552,872      1,012,767
Other liabilities                               1,672,770      1,618,623
                                             ------------   ------------
     Total liabilities                        114,985,433    116,496,100
                                             ============   ============
Stockholders' equity
  Preferred stock, par value $1;
   5,000,000 shares authorized;
   none issued                                         --             --
  Common stock, par value $1;
   5,000,000 shares authorized;
   699,909 shares issued and
   outstanding                                    699,909        699,909
  Surplus                                       8,007,413      8,007,413
  Unrealized gain/(loss) on marketable
   equity securities (net of deferred
   income taxes of $59,476 and $8,009
   respectively)                                 (724,652)        12,013
  Retained earnings                             1,355,368        864,483
                                             ------------   ------------
     Total stockholders' equity                 9,338,038      9,583,818
                                             ------------   ------------
     Total liabilities and
      stockholders' equity                   $124,323,471   $126,079,918
                                             ============   ============





See Accompanying Notes and Management's Discussion and Analysis of Financial Condition and Results of operations.

                 FIRST COMMUNITY BANCSHARES INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
               For the Three Months Ended March 31, 1994 and 1993
                                  (Unaudited)

                                               1994          1993
Interest income
  Interest and fees on loans                 $ 1,565,422 $ 1,310,563
  Interest on Federal funds sold                   6,961      12,736
  Interest on investments and mortgage-
    backed securities                            628,440     565,847
                                             ----------- -----------
     Total interest income                     2,200,823   1,889,146
                                             ----------- -----------
Interest expense
  Interest on deposits                           959,381     910,886
  Interest - other                                 4,911       5,381
     Total interest expense                      964,292     916,267
                                             ----------- -----------
     Net interest income                       1,236,531     972,879

Provision for loan losses                        108,000      77,000
                                             ----------- -----------
     Net interest income after provision
      for loan losses                          1,128,531     895,879
                                             ----------- -----------
Other operating income
  Service charges on deposit accounts            157,990     158,112
  Gain on sale of securities                     139,941      57,106
  Other income                                    41,638      43,778
                                             ----------- -----------
     Total other operating income                339,569     258,996
                                             ----------- -----------
Other operating expense
  Salaries and other employee benefits           324,925     290,845
  Occupancy and equipment expense                103,848     105,832
  Office supplies                                 24,944      23,919
  Data processing                                 30,983      33,497
  FDIC assessment                                 62,080      49,261
  Other operating expense                        164,684     162,632
                                             ----------- -----------
     Total other operating expense               711,464     665,986
                                             ----------- -----------
     Net income before income tax expense        756,636     488,889
                                             ----------- -----------
Income tax expense                               260,244     157,416
                                             ----------- -----------
Net income                                   $   496,392     331,473
                                             =========== ===========
Income per share of common stock based on
average number of shares outstanding
 during period                               $       .71 $       .48
                                             =========== ===========
Average shares outstanding                       699,909     689,185
                                             =========== ===========

See Accompanying Notes and Management's Discussion and Analysis of Financial Condition and Results of operations.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 1994 and 1993
                                  (Unaudited)

                                                Three Months Ended
                                                    March  31,
                                                1994          1993
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                  $  496,392   $    331,473
 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Gain on sale of securities                 (139,941)       (63,983)
    Depreciation                                 61,356         50,056
    Amortization                                    - -          2,536
    Increase in provision for loan losses        78,736         79,170
    Increase (decrease) in deferred loan
     fees                                        (2,179)          4,013
    (Increase) decrease in other assets        (349,216)       (28,518)
    Increase (decrease) in other
     liabilities                                 54,147        226,814
                                             ----------   ------------
        Net cash provided by operating
         activities                             199,295        601,561
                                             ----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities                     (9,080,457)   (13,618,256)
  Proceeds from sales of securities          12,114,530     11,736,499
  Increase in loans, net                     (3,848,232)    (2,443,264)
  Purchase of property and equipment            (53,419)       (44,590)
                                             ----------   ------------
        Net cash used in investing
         activities                          $ (867,578)  $ (4,369,611)
                                             ==========   ============





See Accompanying Notes and Management's Discussion and Analysis of Financial Condition and Results of operations.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 1994 and 1993
                                  (Unaudited)

                                                  Three Months Ended
                                                      March 31,
                                                 1994          1993
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand
   deposits, interest-bearing demand
   accounts and savings accounts             $ (3,186,643) $ 3,404,172
 Net increase in certificates of deposits       2,081,724    2,141,712
  Increase (decrease) in treasury, tax and
   loan note                                     (459,895)      (4,927)
  Cash dividend                                        --          (99)
                                             ------------  -----------
        Net cash provided (used) by
         financing activities                  (1,564,814)   5,540,858
                                             ------------  -----------
Net increase (decrease) in cash and cash
 equivalents                                   (2,233,097)   1,772,808

Cash and cash equivalents at beginning of
 period                                         6,702,723    3,947,467
                                             ------------  -----------
Cash and cash equivalents at end of period   $  4,469,626  $ 5,720,275
                                             ============  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid for interest                     $    905,784  $   792,922
  Cash paid for taxes                        $     53,258  $    74,082

SUPPLEMENTAL SCHEDULE OF NON-CASH
 FINANCING ACTIVITIES
  Stock dividend                             $         --  $   890,792





See Accompanying Notes and Management's Discussion and Analysis of Financial Condition and Results of operations.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1994 and 1993
                                  (Unaudited)


  NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization:

         First Community Bancshares, Inc. is a one-bank holding company whose business is presently conducted by its subsidiary, First Rome Bank, Rome, Georgia. First Community Bancshares, Inc. (the "Company") was organized on August 18, 1987 for the purpose of becoming a holding company for its wholly-owned subsidiary, First Rome Bank (the "Bank"). The Bank received final approval from the State of Georgia Department of Banking and Finance on September 30, 1988 to operate as a bank. The Bank commenced banking operations on October 3, 1988.

         The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and with general practices within the banking industry.

         Principles of Consolidation:

         The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. Assets held by the Bank in a fiduciary or agency capacity are not assets of the Company and are not included in the consolidated financial statements.

         Investment and mortgage-backed securities:

         In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" which the Bank adopted as of December 31, 1993. The effect of Statement 115 is the recognition of changing market values of certain investments in debt and equity securities. The Bank is required to classify for financial statement purposes its investments into one of three categories, 1) trading, 2) available-for-sale, and 3) held-to-maturity. Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity.

         The Bank has classified for financial statement purposes all its securities as being available-for-sale and held-to-maturity and has reflected its unrealized gains and losses on such securities as of December 31, 1993 as a separate component of stockholders equity, net of income taxes, as required by Statement 115.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS
                            March 31, 1994 and 1993
                                  (Unaudited)


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

         Investment and mortgage-backed securities:  (Continued)

         Gains and losses on the sale of investment securities are determined using the specific-identification method.

         Loans:

         Loans are stated at the amount of unpaid principal, reduced by unearned interest, allowance for loan losses, and deferred loan fees. Interest on most loans is credited to income on a daily basis, based upon the principal amount outstanding. Interest on some installment loans is credited to income based on the sum-of-the-months-digits method, the results of which are not materially different from generally accepted accounting principles.

         Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest becomes doubtful. Accrual of interest on such loans is resumed when, in management's judgement, the collection of interest and principal becomes probable.

         Allowance for Loan Losses:

         The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS
                            March 31, 1994 and 1993
                                  (Unaudited)


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

         Loan Origination Fees and Discounts:

         Beginning in 1990, the Company prospectively adopted statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." This standard requires the Company to defer and amortize loan origination fees net of certain direct origination costs. These net deferred fees (or costs) are amortized using the interest method over the lives of the underlying assets adjusted for anticipated prepayment rates.

         Foreclosed Real Estate:

         Real estate properties acquired through loan foreclosure are initially recorded at the lower of cost or fair market value at the date of foreclosure.

         Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

         Premises and Equipment:

         Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

         Income Taxes:

         The Company and its subsidiary record the tax effect of transactions at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are provided on transactions reported in different years for financial statement purposes than for tax purposes.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS
                            March 31, 1994 and 1993
                                  (Unaudited)


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

         Income Taxes: (Continued)

         The Company and its subsidiary file a consolidated income tax return. The subsidiary provides for income taxes based on its contribution to income taxes
         (benefits) of the consolidated group.

         Cash Flows:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold with an original maturity of three months or less.

         In December, 1989, the FASB issued statement No. 104, "Statement of Cash Flows - Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions," which permits banks to report in a statement of cash flows net cash receipts and payments for deposits placed and withdrawn and time deposits accepted and repaid and net loans to customers and principal collections on loans. In accordance with this statement, the Company has reported cash flows with regard to these items on a net change basis for the three months ended March 31, 1994 and 1993.

         Concentration of Credit Risk:

         The Company primarily grants installment, commercial and real estate loans to customers in Floyd County.
         Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their commitments is dependent upon the Floyd County economy.

         Earnings Per Share:

         Earnings per common share are computed by dividing net income by the weighted average number of shares outstanding during the year.

                FIRST COMMUNITY BANCsHARES, INC. AND SUBSIDIARY

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The following is a discussion of the Company's financial condition at March 31, 1994 and the results of operations for the three months ended March 31, 1994 compared to the three months ended March 31, 1993. These comments should be read in conjunction with the Company's unaudited consolidated financial statements and accompanying notes appearing in this report. The financial statements reflect all normal recurring adjustments which in the opinion of management are necessary for fair statement of financial results.

         Financial Condition

         Total assets declined for the three month period ending
         March 31, 1994 by $1,756,447 or 1.40%. Deposits decreased during the same period by $1,104,919 or 0.97%. Net loans during this period increased $3,771,675 or 5.59%.

         Liquidity

         Liquidity, as of March 31, 1994, as measured by the ratio of net cash and short-term and marketable securities to deposits and short-term liabilities was 31.24%. Management feels that this ratio is more than adequate to meet the liquidity needs of the Bank. The Company's goals with respect to liquidity are to insure that sufficient funds are available to meet current operating requirements and to provide reserves against unforeseen liquidity requirements. Management continuously reviews the Company's liquidity position.

         Capital

         The capital of the holding company remains strong and is within the acceptable industry average. As of March 31, 1994, the Company's ratio of primary capital to quarterly average assets stood at 9.01% as compared to 9.42% for March 31, 1993. The Company does not anticipate any material trends, favorable or unfavorable, which will affect its capital resources.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

         Primary capital to quarterly average assets as of March 31, 1994 is as follows:

           Common Stock                  $    699,909
           Surplus                          8,007,413
           Retained earnings                1,355,368
           Loan loss allowance              1,192,479
                                         ------------
           Primary Capital               $ 11,255,169
                                         ============

               Primary Capital           11,255,169  =  9.01%
           ------------------------     -----------
           Quarterly Average Assets     124,898,000

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations


              Comparison of the three months ended March 31, 1994
                   to the three months ended March 31, 1993

Net income:

Net income increased by $164,919 from $331,473 for the three month period ended March 31, 1993 to $496,392 for the three month period ended March 31, 1994. Net interest income after provision for loan losses increased by $232,652 and other operating income increased by $80,573 for the same period. These increases were partially offset by an increase in other operating expense of $45,478 and an increase in income tax expense of $102,828 for the three months ended March 31, 1994 as compared to the three months ended March 31, 1993.

Net interest income:

Net interest income increased $263,652 from $972,879 for the three months ended March 31, 1993 to $1,236,531 for the three months ended March 31, 1994. Total interest income increased $311,677 due to a large increase in loans outstanding and investments owned. Total interest expense increased $48,025 due mainly to an increase in deposits. These increases were partially offset by declining interest rates.

Provision for loan losses:

Provisions for loan losses increased $31,000 from $77,000 for the three months ended March 31, 1993 to $108,000 for the three months ended March 31, 1994. In compliance with state regulatory authority, the Bank maintains an allowance for loan losses of at least 1% of loans. For conservatism, the Bank has systematically been increasing its allowance higher than the 1% threshold.

Other operating income:

Other operating income increased $80,573 from $258,996 for the three months ended March 31, 1993 to $339,569 for the three months ended March 31, 1994. Service charges on deposit accounts decreased $122. Gains on sales of securities were high in both periods due to sales of government investments before maturity.

                FIRST COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of operations (Continued)


              Comparison of the three months ended March 31, 1993 to the three months ended March 31, 1992 (Continued)

Other operating expense:

Other operating expense increased $45,478 from $665,986 for the three months ended March 31, 1993 to $711,464 for the three months ended March 31, 1994. The increase was due to increases in most all operating expenses because of the growth of the Bank and to a lesser extent, inflation. Salaries and other employee benefits increased $34,080 due to the hiring of several new employees and to pay increases to continuing employees.

Income tax expense:

Income tax expense increased $102,828 from $157,416 for the three month period ended March 31, 1993 to $260,244 for the three month period ended March 31, 1994. This is due to higher income for the period ended March 31, 1994.

                          PART II - OTHER INFORMATION




Item 1.  Legal Proceedings

Item 2.  Changes in Securities

Item 3.  Defaults Upon Senior Securities

Item 4.  Submission of Matters to a Vote of Security Holders

Item 5.  Other Information

    Items 1, 2, 3, 4 and 5 are inapplicable and are omitted

Item 6.  Exhibits and Reports on Form 8-K

         (a)  Exhibits

             None

         (b)  Reports on Form 8-K

         No reports on Form 8-K were filed during the period covered by this report.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    FIRST COMMUNITY BANCSHARES, INC.



Date:    April 27, 1994             By:  /s/ B. G. Early
                                         ------------------------
                                         B. G. Early
                                         President


Date:    April 27, 1994             By:  /s/ Steven E. Kemp
                                         ------------------------
                                         Steven E. Kemp
                                         Chief Financial officer